AMENDED AND RESTATED

                      NOTE AND WARRANT PURCHASE AGREEMENT,


                          dated as of February 22, 1996


                                      among


                                LADISH CO., INC.,

                                 as the Company,


                                       and


                   THE PURCHASERS LISTED ON SCHEDULE I HERETO


                                 with respect to


                        U.S. $9,330,866 principal amount

                                       of

                            Senior Subordinated Notes

                              Due December 22, 2000

                                       and

             Warrants to Purchase 46,654,330 Shares of Common Stock




                              AMENDED AND RESTATED
                       NOTE AND WARRANT PURCHASE AGREEMENT




                                TABLE OF CONTENTS

                                                                         Page

                                    ARTICLE I

                                  DEFINED TERMS

    SECTION 1.1.     Defined Terms   . . . . . . . . . . . . . . . . . .    1
    SECTION 1.2.     Additional Terms  . . . . . . . . . . . . . . . . .   15
    SECTION 1.3.     Use of Defined Terms  . . . . . . . . . . . . . . .   16
    SECTION 1.4.     Cross-References  . . . . . . . . . . . . . . . . .   16
    SECTION 1.5.     Accounting and Financial Determinations   . . . . .   16
    SECTION 1.6.     Construction  . . . . . . . . . . . . . . . . . . .   16

                                   ARTICLE II

                         PURCHASE AND SALE OF SECURITIES

    SECTION 2.1.     Issue of Securities   . . . . . . . . . . . . . . .   17
    SECTION 2.2.     Purchase and Sale of Securities   . . . . . . . . .   18
    SECTION 2.2.1.   Purchase and Sale   . . . . . . . . . . . . . . . .   18
    SECTION 2.2.2.   Closing   . . . . . . . . . . . . . . . . . . . . .   18
    SECTION 2.2.3.   Fees and Expenses   . . . . . . . . . . . . . . . .   18
    SECTION 2.3.     Registration of Securities  . . . . . . . . . . . .   19
    SECTION 2.4.     Delivery Expenses   . . . . . . . . . . . . . . . .   19
    SECTION 2.5.     Issue Taxes   . . . . . . . . . . . . . . . . . . .   20
    SECTION 2.6.     General Provisions Regarding Payments   . . . . . .   20
    SECTION 2.7.     Lost Securities, etc.   . . . . . . . . . . . . . .   20
    SECTION 2.8.     Indemnification   . . . . . . . . . . . . . . . . .   21
    SECTION 2.9.     Use of Proceeds   . . . . . . . . . . . . . . . . .   23
    SECTION 2.10.    Margin Regulations  . . . . . . . . . . . . . . . .   23
    SECTION 2.11.    Taxes   . . . . . . . . . . . . . . . . . . . . . .   23

                                   ARTICLE III

                               CLOSING CONDITIONS

    SECTION 3.1.     Organic Documents, Resolutions, etc   . . . . . . .   24
    SECTION 3.2.     Execution of this Agreement and each other
                       Transaction Document  . . . . . . . . . . . . . .   25
    SECTION 3.3.     Capitalization  . . . . . . . . . . . . . . . . . .   26
    SECTION 3.4.     Necessary Consents  . . . . . . . . . . . . . . . .   26
    SECTION 3.5.     Financials; Pro Forma Balance Sheets  . . . . . . .   26
    SECTION 3.6.     Closing Expenses, etc.  . . . . . . . . . . . . . .   26
    SECTION 3.7.     Approvals   . . . . . . . . . . . . . . . . . . . .   26
    SECTION 3.8.     Investment by Other Purchasers  . . . . . . . . . .   26
    SECTION 3.9.     Representations and Warranties  . . . . . . . . . .   26
    SECTION 3.10.    Opinions of Counsel to Company  . . . . . . . . . .   26
    SECTION 3.11.    Satisfactory Legal Form   . . . . . . . . . . . . .   27

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    SECTION 4.1.     Corporate Existence   . . . . . . . . . . . . . . .   27
    SECTION 4.2.     Power and Authority   . . . . . . . . . . . . . . .   27
    SECTION 4.3.     Binding Obligation  . . . . . . . . . . . . . . . .   28
    SECTION 4.4.     Capitalization  . . . . . . . . . . . . . . . . . .   28
    SECTION 4.5.     Consents, Approvals and Non-Contravention   . . . .   29
    SECTION 4.6.     Pro Forma Balance Sheet   . . . . . . . . . . . . .   29
    SECTION 4.7.     Financial Statements  . . . . . . . . . . . . . . .   29
    SECTION 4.8.     No Material Adverse Effect  . . . . . . . . . . . .   30
    SECTION 4.9.     Events Subsequent to the Date of the Last Financial
                       Statement . . . . . . . . . . . . . . . . . . . .   30
    SECTION 4.10.    Absence of Undisclosed Liabilities  . . . . . . . .   30
    SECTION 4.11.    Taxes   . . . . . . . . . . . . . . . . . . . . . .   31
    SECTION 4.12.    Litigation  . . . . . . . . . . . . . . . . . . . .   31
    SECTION 4.13.    Insurance   . . . . . . . . . . . . . . . . . . . .   32
    SECTION 4.14.    Licenses; Compliance with Laws, Other Agreements,
                       etc.  . . . . . . . . . . . . . . . . . . . . . .   32
    SECTION 4.15.    Investment Company Act  . . . . . . . . . . . . . .   32
    SECTION 4.16.    Brokers, etc.   . . . . . . . . . . . . . . . . . .   32
    SECTION 4.17.    Private Sale  . . . . . . . . . . . . . . . . . . .   32
    SECTION 4.18.    Disclosure  . . . . . . . . . . . . . . . . . . . .   33
    SECTION 4.19.    Subsidiaries  . . . . . . . . . . . . . . . . . . .   33
    SECTION 4.20.    Ownership of Properties   . . . . . . . . . . . . .   33
    SECTION 4.21.    Pension and Welfare Plans   . . . . . . . . . . . .   33
    SECTION 4.22.    Environmental Warranties  . . . . . . . . . . . . .   34
    SECTION 4.23.    Securities Activities   . . . . . . . . . . . . . .   35
    SECTION 4.24.    Solvency  . . . . . . . . . . . . . . . . . . . . .   35

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

    SECTION 5.1.     Purchase for Own Account  . . . . . . . . . . . . .   35
    SECTION 5.2.     Accredited Investor   . . . . . . . . . . . . . . .   35

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

    SECTION 6.1.     Financial Statements and Other Reports  . . . . . .   36
    SECTION 6.2.     Corporate Existence, etc.   . . . . . . . . . . . .   40
    SECTION 6.3.     Compliance with Laws, etc.  . . . . . . . . . . . .   40
    SECTION 6.4.     Maintenance of Properties   . . . . . . . . . . . .   41
    SECTION 6.5.     Insurance   . . . . . . . . . . . . . . . . . . . .   41
    SECTION 6.6.     Books and Records   . . . . . . . . . . . . . . . .   41
    SECTION 6.7.     Environmental Covenant  . . . . . . . . . . . . . .   41
    SECTION 6.8.     The Company's Remedial Action Regarding Hazardous
                       Materials . . . . . . . . . . . . . . . . . . . .   42
    SECTION 6.9.     Maintenance of Office or Agency   . . . . . . . . .   42
    SECTION 6.10.    Private Offering  . . . . . . . . . . . . . . . . .   43
    SECTION 6.11.    Information to Prospective Purchasers   . . . . . .   43
    SECTION 6.12.    Further Assurances  . . . . . . . . . . . . . . . .   43
    SECTION 6.13.    Board of Directors  . . . . . . . . . . . . . . . .   43

                                   ARTICLE VII

                               NEGATIVE COVENANTS

    SECTION 7.1.     [INTENTIONALLY OMITTED].  . . . . . . . . . . . . .   43
    SECTION 7.2.     [INTENTIONALLY OMITTED].  . . . . . . . . . . . . .   44
    SECTION 7.3.     [INTENTIONALLY OMITTED]   . . . . . . . . . . . . .   44
    SECTION 7.4.     Modification of Certain Agreements  . . . . . . . .   44
    SECTION 7.5.     Transactions with Affiliates  . . . . . . . . . . .   44
    SECTION 7.6.     Inconsistent Agreements   . . . . . . . . . . . . .   44
    SECTION 7.7.     Fiscal Year   . . . . . . . . . . . . . . . . . . .   44
    SECTION 7.8.     Limitation of Ranking of Future Indebtedness  . . .   44
    SECTION 7.9.     Stay, Extension and Usury Laws  . . . . . . . . . .   44

                                  ARTICLE VIII

                                   REDEMPTION

    SECTION 8.1.     Mandatory Redemption  . . . . . . . . . . . . . . .   45
    SECTION 8.2.     The Company's Right to Redeem   . . . . . . . . . .   45
    SECTION 8.3.     Selection of Notes and Portions of Notes to Be
                       Redeemed  . . . . . . . . . . . . . . . . . . . .   45
    SECTION 8.4.     Notice of Redemption  . . . . . . . . . . . . . . .   45
    SECTION 8.5.     Effect of Notice of Redemption  . . . . . . . . . .   46
    SECTION 8.6.     Payment of Redemption Price   . . . . . . . . . . .   46

                                   ARTICLE IX

                                EVENTS OF DEFAULT

    SECTION 9.1.     Listing of Events of Default  . . . . . . . . . . .   47
    SECTION 9.1.1.   Non-Payment of Obligations  . . . . . . . . . . . .   47
    SECTION 9.1.2.   Breach of Warranty  . . . . . . . . . . . . . . . .   47
    SECTION 9.1.3.   Non-Performance of Certain Covenants and Obligations
                                                                           47
    SECTION 9.1.4.   Non-Performance of Other Covenants and Obligations    47
    SECTION 9.1.5.   Default on Other Indebtedness   . . . . . . . . . .   47
    SECTION 9.1.6.   Judgments   . . . . . . . . . . . . . . . . . . . .   48
    SECTION 9.1.7.   Pension Plans   . . . . . . . . . . . . . . . . . .   48
    SECTION 9.1.8.   Bankruptcy, Insolvency, etc.  . . . . . . . . . . .   48
    SECTION 9.1.9.   Dissolution   . . . . . . . . . . . . . . . . . . .   49
    SECTION 9.1.10.  Impairment of Transaction Documents, etc.   . . . .   49
    SECTION 9.2.     Action if Bankruptcy  . . . . . . . . . . . . . . .   49
    SECTION 9.3.     Action if Other Event of Default  . . . . . . . . .   49

                                    ARTICLE X

                                  SUBORDINATION

    SECTION 10.1.    Agreement to Subordinate  . . . . . . . . . . . . .   50
    SECTION 10.2.    General Subordination to Senior Debt  . . . . . . .   50
    SECTION 10.3.    Subordination on Dissolution, Liquidation or
                       Reorganization of the Company . . . . . . . . . .   50
    SECTION 10.4.    Limitation on Remedies  . . . . . . . . . . . . . .   51
    SECTION 10.4.1.    . . . . . . . . . . . . . . . . . . . . . . . . .   51
    SECTION 10.5.    Amendments and Exchanges of Subordinated Debt   . .   52
    SECTION 10.6.    Payments Received in Contravention of Subordination
                       Provisions  . . . . . . . . . . . . . . . . . . .   53
    SECTION 10.7.    Subrogation   . . . . . . . . . . . . . . . . . . .   53
    SECTION 10.8.    Relative Rights   . . . . . . . . . . . . . . . . .   53
    SECTION 10.9.    Reliance on Judicial Order or Decree or Senior Agent
                       Certificate . . . . . . . . . . . . . . . . . . .   54
    SECTION 10.10.   Proof of Claim  . . . . . . . . . . . . . . . . . .   54

                                   ARTICLE XI

                                  MISCELLANEOUS

    SECTION 11.1.    Amendments and Waivers  . . . . . . . . . . . . . .   54
    SECTION 11.2.    Transfers   . . . . . . . . . . . . . . . . . . . .   57
    SECTION 11.3.    Notices   . . . . . . . . . . . . . . . . . . . . .   58
    SECTION 11.4.    Independence of Covenants   . . . . . . . . . . . .   58
    SECTION 11.5.    Survival of Representations, Warranties and
                       Agreements  . . . . . . . . . . . . . . . . . . .   58
    SECTION 11.6.    Failure or Indulgence Not Waiver; Remedies
                       Cumulative  . . . . . . . . . . . . . . . . . . .   59
    SECTION 11.7.    Severability  . . . . . . . . . . . . . . . . . . .   59
    SECTION 11.8.    Obligations Several; Independent Nature of Senior
                       Debtholders' Rights . . . . . . . . . . . . . . .   59
    SECTION 11.9.    Headings  . . . . . . . . . . . . . . . . . . . . .   59
    SECTION 11.10.   APPLICABLE LAW  . . . . . . . . . . . . . . . . . .   59
    SECTION 11.11.   Successors and Assigns  . . . . . . . . . . . . . .   59
    SECTION 11.12.   Consent to Jurisdiction and Service of Process  . .   60
    SECTION 11.13.   Waiver of Jury Trial  . . . . . . . . . . . . . . .   60
    SECTION 11.14.   Counterparts; Effectiveness   . . . . . . . . . . .   61
    SECTION 11.15.   Understanding Among the Purchasers  . . . . . . . .   61
    SECTION 11.17.   Entire Agreement  . . . . . . . . . . . . . . . . .   67


   SCHEDULE I   -    Disclosure Schedule


   EXHIBIT A    -    Form of Note
   EXHIBIT B    -    Form of Warrant Agreement




                THIS AMENDED AND RESTATED NOTE AND WARRANT PURCHASE AGREEMENT, dated as of February 22, 1996 (this "Agreement"), by and among LADISH CO., INC., a Wisconsin corporation (the "Company"), the Purchasers listed on Schedule I hereto (together with their respective successors and assigns, the "Purchasers").


                              W I T N E S S E T H:

                WHEREAS, the Company and certain of the Purchasers are parties to the Note and Warrant Purchase Agreement, dated as of December 22, 1995 (the "Existing Purchase Agreement");

                WHEREAS, the parties to the Existing Agreement desire that such agreement be amended and restated as set forth in this Agreement;

                WHEREAS, the Company desires that the Purchasers purchase U.S.$9,330,866 principal amount of Senior Subordinated Notes (such capitalized term and other capitalized terms used in these recitals without definition shall have the meanings provided for in Article I) of the Company, the proceeds of which will be used to refinance certain outstanding trade indebtedness of the Company and for general corporate purposes (including capital expenditures); and

                WHEREAS, the Company desires that the Purchasers purchase the Warrants exercisable for 46,654,330 shares of the Common Stock of the Company, representing on a fully-diluted basis as of the date hereof approximately 61% of the outstanding Common Stock of the Company;

                NOW, THEREFORE, based upon the foregoing and the mutual covenants and agreements herein contained, and for other good and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree (i) that the Existing Purchase Agreement is hereby amended and restated, and (ii) further as follows:


                                    ARTICLE I

                                  DEFINED TERMS

                SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

                     "Affiliate" means, with respect to any Person, any
                other Person which, directly or indirectly, controls, is under common control with, or is owned or controlled by, such Person. For purposes of this definition, (i) "control" means, with respect to any Person, either (x) the beneficial ownership of five percent (5%) or more of any class of equity, securities or other beneficial Interests of such Person or (y) the power to direct the management and policies of such Person through the ownership of voting securities, by contract or otherwise, (ii) "controlling", "control with" and "controlled by", and similar terms shall have meanings correlative to the foregoing and (iii) the officers, directors and shareholders of such Person shall be deemed to be Affiliates of such Person.

                     "Agreement" means this Note and Warrant Purchase
                Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time pursuant to Section 11.1.

                     "Authorized Officer" means, relative to the Company,
                those of its officers whose signatures and incumbency shall have been certified to the Purchasers pursuant to Section 3.1.

                     "Bankruptcy Code" shall mean Title 11 of the United
                States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

                     "Business Day" means any day excluding Saturday, Sunday
                and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                     "Capitalized Lease Liabilities" means, with respect to
                any Person, all monetary obligations of such Person or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                     "Capital Stock" means, with respect to any Person, any
                and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and member interests.

                     "Cash Equivalents" means, as at any time,

                       (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;

                       (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's");

                       (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 (or the equivalent) from S&P or at least P-1 (or the equivalent) from Moody's;

                       (d) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and

                       (e)  shares of any money market mutual fund that
                     (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has one of the two highest ratings obtainable from either S&P or Moody's.

                     "CERCLA" means the Comprehensive Environmental
                Response, Compensation and Liability Act of 1980, as amended.

                     "CERCLIS" means the Comprehensive Environmental
                Response Compensation Liability Information System List.

                     "Change in Control" means any event, transaction or
                occurrence as a result of which, without the consent of the Requisite Holders (which consent shall not be unreasonably withheld), either (i) (x) Internationale Nederlanden (U.S.) Capital Corporation and its Affiliates shall cease to own or control at least 15% or (y) Grace Brothers, Ltd. and its Affiliates shall cease to own or control at least 10%, of the outstanding shares of Capital Stock, on a fully diluted basis, or (ii) any other Person and its Affiliates shall own or control, directly or indirectly, in the aggregate 51% or more of the shares of Capital Stock on a fully diluted basis.

                     "Code" means the Internal Revenue Code of 1986, as
                amended, reformed or otherwise modified from time to time.

                     "Collateral" shall mean all property of the Company
                that at the time is security for the Senior Debt.

                     "Common Stock" means the Common Stock, no par value per
                share, of the Company.

                     "Controlled Group" means all members of a controlled
                group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

                     "Credit Agreement" means, collectively, (i) the Credit
                Agreement, dated as of June 30, 1995, among the Company, the lenders named therein and General Electric Capital Corporation, as agent, as amended on September 15, 1995, December 22, 1995 and as such agreement may be further amended, restated, extended, renewed, supplemented or otherwise modified from time to time, or replaced through refinancing and (ii) all other agreements, documents and instruments evidencing, governing, securing or pertaining to all or any portion of the Senior Debt.

                     "Default" means any Event of Default or any condition,
                occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

                     "Disclosure Schedule" means the Disclosure Schedule
                attached hereto as Schedule II, as it may be amended, supplemented or otherwise modified from time to time by the Company with the written consent of the Requisite Holders.

                     "Dollars" and the sign "$" mean the lawful money of the
                United States of America.

                     "Environmental Claim" means any accusation, allegation,
                notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to the Company, any of their respective Affiliates or any Facility.

                     "Environmental Laws" means all statutes, ordinances,
                orders, rules, regulations, guidance documents or decrees relating to (i) environmental matters, including those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare from injury as a result of exposure to Hazardous Materials or loss of ecological resources, in any manner applicable to the Company, any of their respective Affiliates or predecessors or any of their respective properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section
                 1801 et seq.), the Resource Conservation and Recovery Act
                (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
                Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

                     "ERISA" means the Employee Retirement Income Security
                Act of 1974, as amended from time to time, and any successor statute, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

                     "Exchange Act" means the Securities Exchange Act of
                1934, as amended from time to time, and any successor statute.

                     "Facilities" means any and all real property (including
                all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its predecessors or Affiliates.

                     "Fiscal Quarter" means any quarter of a Fiscal Year.

                     "Fiscal Year" means any period of twelve consecutive
                calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "1995 Fiscal Year") refer to the Fiscal Year ending on the December 31 occurring during such calendar year.

                     "fully diluted basis" means, as applied to the
                calculation of the number of shares of Common Stock outstanding at any time, after giving effect to (a) all shares of Common Stock outstanding at the time of determination, (b) all shares of Common Stock issuable upon the conversion, exercise or exchange of any convertible security, warrant, option, subscriptions, calls or other rights to acquire Common Stock outstanding at the time of determination, irrespective of whether such conversion, exercise or exchange is permitted, restricted or vested at the time of determination, and irrespective of the price or consideration required by such conversion, exercise or exchange, and (c) all other commitments, promises or understandings to issue any shares of Common Stock or any convertible security, warrant, option, subscription, call or other rights outstanding at the time of determination. Such calculation will reflect the Warrants, and will not be made in accordance with the "treasury method in accordance with GAAP".

                     "Governmental Authorization" means any permit, license,
                authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

                     "guaranty" means any agreement, undertaking or
                arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection) or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of the obligor's obligation under any guaranty shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum outstanding principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

                     "Hazardous Materials" means (i) any chemical, material
                or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation;
                (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million;
                (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

                     "Hedging Obligations" means, with respect to any
                Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, foreign exchange contracts, currency swap agreements, futures contracts, option contracts, and synthetic cap agreements and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

                     "Holder" means each Purchaser (or any of its permitted
                designees, successors or assigns, other than the Company or any of its Subsidiaries) who continues to hold any of the Securities and any other holder of any of the Securities; provided, that for the purposes of Article X and Section 11.16, "Holder" includes the Company or any of its Subsidiaries to the extent that such entity holds any of the Securities or otherwise would be deemed a Purchaser hereunder.

                     "Indebtedness" of any Person means, without
                duplication:

                       (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including Redeemable Capital Stock);

                       (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                       (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

                       (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

                       (e) net liabilities of such Person under all Hedging Obligations;

                       (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                       (g) all guaranties of such Person in respect of any of the foregoing.

                For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

                     "Joint Venture" means a joint venture, partnership or
                other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

                     "Lien" means any security interest, mortgage, pledge,
                hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

                     "Margin Stock" has the meaning assigned to that term in
                Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                     "Material Adverse Effect" means (i) a material adverse
                effect upon the business, assets, liabilities, condition (financial or otherwise), operations, performance, properties or prospects of the Company, or (ii) the impairment of the ability of the Company to perform, or the Holders to enforce, any obligation of the Company under any Transaction Document to which it is party (including the Obligations).

                     "Net Income" means, with respect to any Person for any
                applicable period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, exclusive of any extraordinary gains or non-cash extraordinary losses.

                     "Net Worth" means, with respect to any Person as at any
                date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of such Person and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

                     "Note" means each promissory note of the Company, dated
                the Closing Date, substantially in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), all other promissory notes accepted from time to time in substitution, replacement or renewal therefor, and any payment-in-kind note issued to pay interest thereunder.

                     "Obligations" means all obligations (monetary or
                otherwise) of every nature of the Company from time to time owed to the Purchasers, Holders or any of them under the Transaction Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

                     "Officers' Certificate" means, as applied to any
                corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; provided that any Officers' Certificate with respect to the compliance with a condition precedent to the issuance and sale of the Securities hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

                     "Organic Document" means, relative to any Person, such
                Person's certificate of incorporation, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person's authorized shares of Capital Stock.

                     "Other Subordinated Securities" means equity and debt
                securities subordinated at least to the same extent as the Notes to the payment of all outstanding Senior Debt and which do not contain terms in respect of affirmative and negative covenants, events of default or amortization that are more onerous, as a whole, to the Company than the initial terms of the Notes.

                     "PBGC" means the Pension Benefit Guaranty Corporation
                and any entity succeeding to any or all of its functions under ERISA.

                     "Pension Plan" means a "pension plan", as such term is
                defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade or business that is, along with the Company, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

                     "Person" means any individual, corporation, general or
                limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, land trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated organization, cooperative, association or government branch, agency or political subdivision thereof.

                     "Redeemable Capital Stock" means, as applied to any
                Person, any Capital Stock of such Person which, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of the common equity capital of such Person) on or prior to December 20, 2000, (ii) is redeemable at the option of the holder thereof (for consideration other than shares of the common equity capital of such Person) at any time prior to such date or (iii) is convertible into or exchangeable for debt securities at any time prior to such date.

                     "Redemption Date" means (i) in the case of a redemption
                of Notes pursuant to Section 8.1 in connection with a Change in Control, the date 30 days following the occurrence of such Change in Control, unless such date is a day which is not a Business Day, in which case the Redemption Date shall be the next succeeding Business Day, and (ii) in the case of a redemption of Notes pursuant to Section 8.2, the date selected by the Company for such redemption.

                     "Redemption Price" means, when used with respect to any
                Note to be redeemed, the redemption price fixed for such redemption pursuant to Section 8.1 or 8.2.

                     "Registration Rights Agreement" means the Amended and
                Restated Registration Rights Agreement, dated as of the Closing Date, substantially in the form of Exhibit C to the Warrant Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

                     "Regulation D" means Regulation D of the Board of
                Governors of the Federal Reserve System, as in effect from time to time.

                     "Release" means any release, spill, emission, leaking,
                pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

                     "Requisite Holders" means the Holders of at least a
                majority in aggregate principal amount of the then outstanding Notes.

                     "Requisite Senior Debtholders" means, with respect to
                any action which may be taken by the Senior Debtholders in connection with any term of this Agreement, the Senior Debtholder or Senior Debtholders necessary to approve or consent to such action pursuant to the terms of the Credit Agreement.

                     "Securities Act" means the Securities Act of 1933, as
                amended from time to time, and any successor statute.

                     "Senior Agent" means General Electric Capital
                Corporation, in its capacity as agent for the lenders under the Credit Agreement, and its successors in such capacity, or, if there is then no acting agent under the Credit Agreement, financial institutions holding a majority in principal amount of the Senior Debt outstanding thereunder, or if no debt is outstanding, a majority in amount of the loan commitments outstanding thereunder.

                     "Senior Debt" means all loans, advances, debts,
                liabilities and obligations, for the performance of covenants, tasks or duties or for the payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by the Company to the Senior Agent or any lender under the Credit Agreement, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Credit Agreement. Senior Debt includes all principal, interests, fees, expenses, attorneys' fees and any other sum chargeable to the Company under the Credit Agreement or any of the other Loan Documents, together with, subject to the last sentence hereof, (a) all complete or partial refinancings of the Senior Debt, (b) any amendments, modifications, renewals or extensions of any of the foregoing and (c) any interest accruing on the foregoing after the commencement of any bankruptcy, insolvency or similar proceeding, without regard to whether or not such interest accrues in any such proceeding or is an allowed claim in any such proceeding. Senior Debt shall be considered to be outstanding whenever any loan commitment under the Credit Agreement is outstanding. Notwithstanding the foregoing, however, "Senior Debt" shall not include any loans, advances, debts, liabilities, obligations or other amounts arising out of any partial or complete refinancing of Senior Debt if both
                (i) such refinancing is with a party or parties other than the existing Senior Agent and the Senior Debtholders for whom the Senior Agent is at the time serving as agent under the Credit Agreement and (ii) the final stated maturity date of such refinancing is later than December 22, 2003.

                     "Senior Debtholder" means a holder of Senior Debt.

                     "Solvent" means, with respect to any Person, that as of
                the date of determination both (a) (i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and
                (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and
                (b) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                     "Stated Maturity Date" means December 20, 2000.

                     "Subordinated Debt" means all of the obligations of the
                Company to the Holders evidenced by the Subordinated Debt Documents, all other amounts now or hereafter owed by the Company to the Holders under the Subordinated Debt Documents, and all other obligations of the Company to the Holders now or hereafter arising, including without limitation, all principal (and premium, if any) and interest outstanding under the Subordinated Debt Documents and all claims relating to the Subordinated Debt Documents arising from rescission, misrepresentation, breach of warranty, indemnification, taxes or securities law violations.

                     "Subordinated Debt Documents" means this Agreement and
                the Notes and all agreements, documents and instruments securing the Subordinated Debt pursuant to Section 11.16 hereof.

                     "Subsidiary" means, with respect to any specified
                Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such specified Person or one or more of the other Subsidiaries of such specified Person or a combination thereof.

                     "Tax" or "Taxes" means any present or future tax, levy,
                impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office is located (and/or, in the case of a Holder, the jurisdiction in which the office through which its investment in the Securities is being maintained is located) or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

                     "Transaction Costs" means the fees, costs and expenses
                payable by the Company in connection with the transactions contemplated hereby.

                     "Transaction Documents" means the Subordinated Debt
                Documents and the Warrant Documents and each other agreement, document, certificate or instrument delivered in connection with and such agreements and documents, whether or not specifically mentioned herein or therein.

                     "Undertaking" means the undertaking of the Company as
                set forth in Section 6.13, relating to, among other things, the commitment of the Company to (i) by January 10, 1996, complete and distribute to the accredited investor stockholders of the Company, a Private Placement Memorandum for the offer of notes and warrants of the Company on terms substantially similar to those contained in the Transaction Documents, and (ii) by February 29, 1996, complete the transactions described in the Private Placement Memorandum.

                     "United States" or "U.S." means the United States of
                America, its fifty States and the District of Columbia.

                     "Warrant Documents" means the Warrant Agreement, the
                Warrant Certificates and the Registration Rights Agreement.

                     "Warrants" is defined in the Warrant Agreement.

                     "Welfare Plan" means a "welfare plan", as such term is
                defined in Section 3(1) of ERISA.

                SECTION 1.2. Additional Terms. The following terms shall have the meanings indicated or referred to in the following Sections of this Agreement:

             Term                                 Section

             Audited Financial Statements         3.7
             Blue Sky Laws                        4.2
             Closing                              2.2.2
             Closing Date                         2.2.2
             Company                              Preamble
             Event of Default                     9.1
             Existing Purchase Agreement          First Recital
             Financial Statements                 3.7
             GAAP                                 1.5
             Indemnified Parties                  2.8
             Indemnifying Party                   2.8
             Interim Financial Statements         3.7
             Intellectual Property                4.17
             Licenses                             4.16
             Losses                               2.8
             Note Register                        2.3
             Notice of Redemption                 8.4
             Offering                             6.13
             Purchasers                           Preamble
             Securities                           2.1
             Senior Payment Default               10.2
             Warrant Agreement                    2.1
             Warrant Certificate                  2.1(c)
             Warrant Register                     2.3
             Warrant Shares                       2.1(c)

        SECTION 1.3. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule, in each Note, in each other Transaction Document, and in each other notice and other communication delivered from time to time in connection with this Agreement or any other Transaction Document.

        SECTION 1.4. Cross-References. Unless otherwise specified, references in this Agreement and in each other Transaction Document to any Article or Section are references to such Article or Section of this Agreement or such other Transaction Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

        SECTION 1.5. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Transaction Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case as applied in the preparation of the financial statements referred to in Section 4.7.

        SECTION 1.6. Construction. When used herein, the masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa.


                                   ARTICLE II

                         PURCHASE AND SALE OF SECURITIES

        SECTION 2.1.  Issue of Securities.  (a)  On or before the Closing
   Date,

             (i) the Company will have authorized the issue and sale of U.S.$[_______] aggregate principal amount of the Notes; and

             (ii) the Company will have authorized the issue and sale of the Warrants pursuant to an Amended and Restated Warrant Agreement substantially in the form attached hereto as Exhibit B (as amended or otherwise modified from time to time in accordance with the terms thereof, the "Warrant Agreement").

   The Notes and the Warrants shall individually be referred to herein as a "Security" and collectively referred to herein as the "Securities".

        (b) The Notes shall be substantially in the form attached hereto as Exhibit A and shall include such notations, legends or endorsements set forth therefor or required by law. Each Note shall be dated the date of its issuance. The aggregate principal amount of the Notes shall be due and payable on the Stated Maturity Date. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Agreement and, to the extent applicable, the Company and the Purchasers, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby.

        (c) Each Warrant shall be evidenced by a certificate substantially in the form attached as Exhibit A to the Warrant Agreement (each such certificate being referred to herein as a "Warrant Certificate"). Each Warrant Certificate shall be dated the date of its issuance. The Warrants will be exercisable, in the manner provided in the Warrant Agreement and the applicable Warrant Certificate, for a number of shares of Common Stock as provided therein (the "Warrant Shares"). The Holders of Warrant Shares will have certain rights with respect to the Warrant Shares as provided in the Registration Rights Agreement. The terms and provisions contained in the Warrant Agreement and the Warrant Certificates shall constitute, and are hereby expressly made, a part of this Agreement and, to the extent applicable, the Company and the Purchasers, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby.

        SECTION 2.2.  Purchase and Sale of Securities.

        SECTION 2.2.1. Purchase and Sale. (a) The Company agrees to sell and, subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Company contained or incorporated herein, each of the Purchasers agrees, severally but not jointly, to purchase the Securities set forth below such Purchaser's name on Schedule I hereto, at a purchase price of $990 per $1000 principal amount of Notes and $10 per Warrant unit, for an aggregate purchase price of $1000 per each unit of Notes and Warrants.

        (b) The Company and each Purchaser hereby acknowledge and agree that the Notes and Warrants are part of an investment unit within the meaning of Section 1273(c)(2) of the Code. Any other provision of this Agreement to the contrary notwithstanding, the Company and each Purchaser hereby further acknowledge and agree that the total issue price of the investment unit consisting of the Notes and Warrants for all federal, state and local income tax purposes is $1,000 per investment unit comprised of $990 per $1,000 principal amount of Notes and $10 per Warrant unit. All federal, state and local income tax returns shall be filed by the Company and each Purchaser in a manner consistent in all material respects with the provisions of this Section 2.2.1.

        SECTION 2.2.2. Closing. The purchase and sale of the Notes and Warrants shall take place at a closing (the "Closing") at the offices of the Company located at 5481 South Packard Avenue, Cudahy, Wisconsin on February 22, 1996 or such other Business Day, as may be agreed upon by the Purchasers and the Company (the "Closing Date"). At the Closing, the Company will deliver to each Purchaser the Securities to be delivered to such Purchaser (in such permitted denomination or denominations and registered in such Purchaser's name or the name of such nominee or nominees as such Purchaser may reasonably request), dated the Closing Date, against payment of the purchase price therefor by intra-bank or federal funds bank wire transfer of same day funds to such bank account as the Company shall designate at least one Business Day prior to the Closing.

        SECTION 2.2.3. Fees and Expenses. After the Notes and Warrants are sold, the Company agrees to pay or reimburse all reasonable expenses relating to this Agreement, including:

             (a) the reasonable fees and other charges of one counsel for the Purchasers appointed by the Requisite Holders in connection herewith;

             (b) any reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of one counsel for the Purchasers appointed by the Requisite Holders) in connection with any registration or qualification of the Securities required in connection with the offer and sale of the Securities pursuant to this Agreement under the securities or Blue Sky Laws of any jurisdiction requiring such registration or qualification or in connection with obtaining any exemptions from such requirements; and

             (c) the reasonable fees and expenses of one counsel for the Purchasers appointed by the Requisite Holders relating to any amendment, supplement or modification of, or any waiver, consent, enforcement or preservation of rights under, this Agreement, the Securities, the Warrant Agreement or any other Transaction Document, or any other documents contemplated hereby or thereby, including any refinancing or restructuring of the Obligations in the nature of a "work-out" or pursuant to bankruptcy or insolvency proceedings.

        The Company shall deliver to such Purchaser or to such other Persons as such Purchaser shall direct, at Closing, by intra-bank or federal funds bank wire transfer of same day funds payment for the reasonable fees and expenses of one counsel for the Purchasers appointed by the Requisite Holders, or at Purchasers' election shall deduct such amount from the Purchase Price for the Securities.

        SECTION 2.3. Registration of Securities. The Company shall cause to be kept at its principal office (i) a register for the registration and transfer of the Notes (the "Note Register") and (ii) a register for the registration and transfer of the Warrants (the "Warrant Register"). The names and addresses of the Holders of Notes, the transfer of Notes, and the names and addresses of the transferees of the Notes shall be registered in the Note Register. The names and addresses of the Holders of Warrants, the transfer of Warrants and the names and addresses of the transferees of Warrants shall be registered in the Warrant Register.

        The Person in whose name any registered Security shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement and the Company shall not be affected by any notice to the contrary, until due presentment of such Security for registration of transfer so provided in this Section 2.3. Payment of or on account of the principal, premium, if any, and interest on, or any other amount in respect of, any registered Securities shall be made to or upon the written order of such registered holder.

        SECTION 2.4. Delivery Expenses. If a Holder surrenders any Note or Warrant to the Company for any reason, the Company agrees to pay the cost of delivering to such Holder's home office or to the office of such Holder's designee from the Company each Security issued in substitution or replacement for the surrendered Security.

        SECTION 2.5. Issue Taxes. The Company agrees to pay all taxes (other than taxes in the nature of income, franchise or gift taxes) in connection with the issuance, sale, delivery or transfer by the Company to each Purchaser of the Notes and the Warrants and the execution and delivery of the agreements and instruments contemplated hereby and any modification of any of such Securities, agreements and instruments and will save such Purchaser harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Company under this Section 2.5 shall survive the payment or prepayment of the Notes, the exercise of the Warrants and the termination of this Agreement.

        SECTION 2.6.  General Provisions Regarding Payments.

        (a) Manner and Time of Payment. All payments by the Company of principal, premium, if any, and other amounts hereunder shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to each Holder's account not later than 12:00 Noon (New York time) on the date due unless such date is a day which is not a Business Day, in which case the Company shall make such payments on the next succeeding Business Day, and interest shall accrue on the aggregate amount of such payments until such amount is paid and payment of such accrued interest shall be made concurrently with the payment of such amount. Funds received by a Holder after 12:00 Noon
   (New York time) on the date due shall be deemed to have been paid by the Company on the next succeeding Business Day and interest shall accrue on such amount paid until such next succeeding Business Day.

        (b) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Note shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

        SECTION 2.7. Lost Securities, etc. If a mutilated Security is surrendered to the Company or if the Holder of a Security claims and submits an affidavit or other evidence, satisfactory to the Company to the effect that the Security has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Security subject to the terms of the immediately succeeding sentence. If required by the Company, such Holder must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Company to protect the Company from any loss which it may suffer if a Security is replaced; provided that, if any Purchaser or any other institutional Holder (or nominee thereof) is the owner of any such lost, stolen or destroyed Security, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Security at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Security other than the unsecured written agreement of such owner reasonably satisfactory to indemnify the Company or at the option of such Purchaser or such institutional Holder an indemnity bond in the amount of the Security remaining outstanding.

        Every replacement Security is an obligation of the Company.

        SECTION 2.8. Indemnification. The Company (the "Indemnifying Party") hereby agrees, without limitation as to time, to indemnify each Holder and each director, officer, partner, member, employee, counsel, agent and Affiliate of such Holder (collectively, the "Indemnified Parties") against, and hold it and them harmless from, all losses, claims, damages, liabilities, costs (including reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred by it or them and arising out of or in connection with this Agreement, the Securities, the Credit Agreement, the Warrant Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or pursuant hereto or thereto), whether or not the transactions contemplated by this Agreement are consummated and whether or not any Indemnified Party is a formal party to any proceeding, other than to the extent that any Losses result from action on the part of any Indemnified Party which is finally judicially determined to constitute either gross negligence or willful misconduct. For the purpose of the preceding sentence, "Losses" shall not include any losses by any Holder resulting solely from the reduction in value of the Securities or Transaction Documents. The Indemnifying Party agrees to reimburse any Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party. The obligations of the Indemnifying Party to each Indemnified Party hereunder shall be separate obligations and each Indemnifying Party's liability to any such Indemnified Party hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder. The obligations of the Indemnifying Party under this Section 2.8 shall survive the payment or prepayment of the Notes, at maturity, upon acceleration, redemption or otherwise, the exercise of the Warrants purchased by any Purchaser, the redemption or repurchase by the Company of the Warrants purchased by any Purchaser, the redemption or repurchase of any Warrant Shares, any transfer of the Securities by any Holder and the termination of this Agreement, the Securities, the Warrant Agreement or any other Transaction Document. This indemnity agreement will be in addition to any liability which the Company may otherwise have, including under this Agreement and any other indemnification agreements contained in the Warrant Agreement or any other Transaction Document.

        In case any action shall be brought against any Indemnified Party with respect to which indemnity may be sought against the Indemnifying Party hereunder, such Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall, if it so desires, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of such counsel's reasonable fees and expenses. The failure to so notify the Indemnifying Party shall not affect any obligation it may have to any Indemnified Party under this Agreement or otherwise unless it is materially adversely affected by such failure. Each Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (a) the Indemnifying Party has agreed in writing to pay such expenses, (b) the Indemnifying Party has failed to assume such defense and employ counsel or
   (c) the named parties to any such action (including any impleaded parties) include any Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by outside counsel that there may be one or more significant legal defenses available to it which are materially inconsistent with or additional to those available to the Indemnifying Party; provided that, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel in the circumstances described in the preceding clause (b) or (c), the Indemnifying Party shall not have the right to assume the defense of such action or proceeding; provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any necessary local counsel), which counsel shall be designated by such Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent. Without limiting the effect of the immediately preceding sentence, the Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Parties, settle or compromise any pending or threatened claim, action or suit in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release of the Indemnified Parties from all liability and obligation arising therefrom.

        If the indemnification provided for in this Section 2.8 is unavailable to any Indemnified Party in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Persons, shall have an obligation to contribute to the amount paid or payable by such Persons as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, its Subsidiaries and/or any other Person or Persons (other than each Purchaser and the other Indemnified Parties) and each Purchaser and the other Indemnified Parties in connection with the actions which resulted in such Losses as well as any other relevant equitable considerations. The amount paid or payable by any such Person as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in this Section 2.8, any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation, lawsuit or legal or administrative action or proceeding.

        The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

        SECTION 2.9. Use of Proceeds. The net cash proceeds of the Securities, together with other funds available to the Company, shall be applied by the Company in accordance with the first recital.

        SECTION 2.10. Margin Regulations. No portion of the proceeds of any Securities under this Agreement shall be used by any Transaction Party in any manner that might cause the issuance and sale of the Securities or the application of such proceeds to violate Regulations G, U, T or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such issuance and sale and such use of proceeds.

        SECTION 2.11. Taxes. (a) All sums payable by the Company under this Agreement and the other Transaction Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of any Holder) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of the Company or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

        (b) If the Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Company to any Holder under any of the Transaction
   Documents:

             (i) the Company shall notify each Holder of any such requirement or any change in any such requirement as soon as the Company becomes aware of it;

             (ii) the Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Company) for its own account or (if that liability is imposed on such Holder) on behalf of and in the name of such Holder; provided, that the Company shall be entitled to seek reimbursement for any such amounts so paid, including by seeking setoff against interest due and payable on the Notes;

             (iii) the sum payable by the Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Holder receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; provided, that the Company shall be entitled to seek reimbursement for any such amounts so paid, including by seeking setoff against interest due and payable on the Notes; and

             (iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b)(ii) above to pay, the Company shall deliver to such Holder evidence satisfactory to it of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.


                                   ARTICLE III

                               CLOSING CONDITIONS

        The obligation of each Purchaser to purchase and pay for the Notes and the Warrants to be delivered on the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article III.

        SECTION 3.1. Organic Documents, Resolutions, etc. On or before the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser (with sufficient originally executed copies, where appropriate, for such Purchaser and its counsel) the following, each, unless otherwise specified, dated the Closing Date:

             (a) certified copies of its certificate of incorporation, together with an Officer's Certificate certifying that the Company
        (i) is in good standing and is duly qualified and licensed in each state wherein the character of its real property or the nature of its business makes such qualification or qualification necessary, and
        (ii) has paid any applicable franchise or similar taxes which are due and owing as of the Closing Date;

             (b) copies of its by-laws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

             (c) resolutions of the independent member of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, in form and substance reasonably satisfactory to each Purchaser and its counsel, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment; and

             (d) signature and incumbency certificates of its officers executing this Agreement and the other Transaction Documents to which it is a party.

        SECTION 3.2. Execution of this Agreement and each other Transaction Document. On or before the Closing Date, each Purchaser shall received original copies of the following:

             (a) this Agreement duly executed by the Company and each Purchaser;

             (b)  the Notes duly executed by the Company;

             (c) the Warrant Agreement duly executed by the Company and the Purchaser;

             (d) the Warrant Certificates evidencing the Warrants duly executed by the Company;

             (e) the Registration Rights Agreement duly executed by the Company;

             (f) each other Transaction Document duly executed by the party or parties to it.

        SECTION 3.3. Capitalization. Each Purchaser shall be reasonably satisfied with the capital, organization, ownership and management structure of the Company.

        SECTION 3.4. Necessary Consents. The Company shall have obtained all consents necessary in connection with the transactions contemplated by the Transaction Documents (including pursuant to the Credit Agreement), and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to each Purchaser.

        SECTION 3.5. Financials; Pro Forma Balance Sheets. On or before the Closing Date, the Purchaser shall have received from the Company
   (i) audited financial statements for the Company for the fiscal year ending December 31, 1994 and December 31, 1993 (the "Audited Financial Statements"), (ii) the unaudited financial statements of the Company as of November 30, 1995 (the "Interim Financial Statements", and, together with the Audited Financial Statements, the "Financial Statements"), and
   (iii) an estimated pro forma balance sheet of the Company as at the Closing Date, prepared in accordance with GAAP after giving effect to all the transactions contemplated hereby and by the other Transaction Documents, which shall be in form and substance reasonably satisfactory to the Purchaser.

        SECTION 3.6. Closing Expenses, etc. Each Purchaser shall have received all costs and expenses due and payable pursuant to Section 2.2.3 (including counsel fees), if then invoiced.

        SECTION 3.7. Approvals. Each Purchaser shall have received the approvals of its investment advisory committee and/or other committees needed to approve its investment under this Agreement.

        SECTION 3.8. Investment by Other Purchasers. On the Closing Date, each Purchaser shall have purchased and paid for the Securities required to be purchased by it hereunder.

        SECTION 3.9. Representations and Warranties. The Purchasers shall have received an Officer's Certificate to the effect that (i) representations and warranties contained in Article IV shall be true, correct and complete on and as of the Closing Date to the same extent as though such representations and warranties had been made on and as of such date (except to the extent that any such representations and warranties specifically apply to a prior date) and (ii) after giving effect to the transactions set forth in the transaction documents, no default or event of default shall exist under the Credit Agreement.

        SECTION 3.10. Opinions of Counsel to Company. Each Purchaser and its counsel shall have received originally executed copies of one or more opinions of counsel for the Company, each in form and substance reasonably satisfactory to each Purchaser and its counsel, addressed to each Purchaser, dated the Closing Date.

        SECTION 3.11. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Company shall be satisfactory in form and substance to the Requisite Purchasers and one counsel for the Purchasers appointed by the Requisite Holders; each Purchaser and one counsel for the Purchasers appointed by the Requisite Holders shall have received all information, approvals, opinions or instruments as such Purchaser or counsel may reasonably request.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        In order to induce the Purchasers to enter into this Agreement and to purchase the Notes and the Warrants, the Company represents and warrants to each Purchaser, as of the Closing Date (except to the extent any of the following representations or warranties specifically apply or relate to a prior date, in which event the Company represents and warrants such representations and warranties to be true and correct as of such prior date), as follows:

        SECTION 4.1. Corporate Existence. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or use of its assets or properties, or the conduct or nature of its business, makes such qualification necessary.

        SECTION 4.2. Power and Authority. The Company has all requisite corporate power and authority, and has taken all required corporate and other action necessary, to execute, deliver and perform this Agreement and all other Transaction Documents and to issue and sell the Securities as herein provided. None of the foregoing actions will (i) violate any provision of the Organic Documents of the Company, (ii) result in the breach of or constitute a default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound, (iii) result in the creation or imposition of any material Lien, claim or encumbrance on any properties of the Company,
   (iv) give any Person rights to terminate any contracts or agreements with the Company or otherwise to exercise rights against the Company or
   (v) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court, tribunal or governmental entity applicable to or bearing upon the Company or any of its respective assets or businesses. The Securities to be delivered to each Purchaser will be duly authorized and validly issued and will be delivered to such Purchaser free and clear of any Liens, encumbrances, pre-emptive rights, escrows, options, rights of first refusal or other agreements, arrangements, commitments, understandings or obligations, whether written or oral, or any other restrictions affecting rights and other incidents of record and beneficial ownership, other than (i) as set forth herein or in the other Transaction Documents and (ii) restrictions on transferability imposed generally under the Securities Act and under the securities laws of the several states and the rules and regulations issued in respect thereto (such state laws, rules and regulations, being, collectively, "Blue Sky Laws"). The issuance and delivery of the Securities is exempt from the registration requirements of the Securities Act and the Blue Sky Laws or has been qualified as may be necessary.

        SECTION 4.3. Binding Obligation. Each of the Transaction Documents has been duly executed and delivered by the Company and is the legally valid and binding obligation of the Company, enforceable against such Transaction Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

        SECTION 4.4. Capitalization. As of the date hereof, the authorized Capital Stock of the Company consists of 100,000,000 shares of Common Stock, of which 30,177,100 shares are outstanding. All outstanding shares of Common Stock are fully paid and nonassessable and are free of all Liens and there are no other outstanding shares of Capital Stock of the Company. The stockholders of record and holders of subscriptions, warrants, options, convertible securities and other rights (contingent or other) to purchase or otherwise acquire capital stock of the Company, and the number of shares of capital stock and the number of such subscriptions, warrants, options, convertible securities, and other such rights held by each, are as set forth in Item 4.4 of the Disclosure Schedule. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company's charter, copies of which will be delivered to the purchasers on the closing date, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Except as set forth in Item 4.4 of the Disclosure Schedule, (i) no Person owns of record or is known to the Company to own beneficially any shares of capital stock, (ii) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire capital stock of the Company is authorized or outstanding and (iii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities or other such rights or to distribute to holders of any of its capital stock any evidence of indebtedness or asset. Except as provided for in the Charter or as set forth in Item 4.4 of the Disclosure Statement, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except for the Warrant Documents and as set forth in Item 4.4 of the Disclosure Statement, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company or any of its Subsidiaries (whether or not the Company or any of its Subsidiaries is a party thereto). All of the outstanding securities of the Company were issued in compliance with all applicable Federal and state securities laws.

        SECTION 4.5. Consents, Approvals and Non-Contravention. Neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Company, nor the consummation of any transaction related hereto or thereto, nor the issuance, sale or delivery of the Securities will

             (a) require any consent or approval of, filing or taking of any other action with, or notice to, any Person;

             (b) violate any contract, agreement, instrument or other arrangement to which the Company is a party or by which it or any of its properties is bound; or

             (c) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any court, tribunal or governmental entity or authority applicable to or bearing upon the Company or any of its properties or businesses.

        SECTION 4.6. Pro Forma Balance Sheet. The pro forma balance sheet referred to in Section 3.5 fairly presents the financial condition of the Company upon consummation of the transactions contemplated hereby and by the other Transaction Documents.

        SECTION 4.7. Financial Statements. The Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial position of the Company and the results of its consolidated operations and cash flows for the periods covered thereby.

        SECTION 4.8.  No Material Adverse Effect.  Except as disclosed on
   Item 4.8 of the Disclosure Schedule, since December 31, 1994, no event or change has occurred that has caused or could cause, or evidences, either in any case or in the aggregate, a Material Adverse Effect.

        SECTION 4.9. Events Subsequent to the Date of the Last Financial Statement. Except as disclosed on Item 4.9 of the Disclosure Schedule, since the date of the last Audited Financial Statements, except as contemplated by this Agreement or as set forth in the Interim Financial Statements, the Company has not (i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any Lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Interim Financial Statements and current liabilities incurred since the date of the last applicable Interim Financial Statement in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any of its capital stock,
   (v) mortgaged, pledged or subjected to any Lien or encumbrance any of its assets, tangible or intangible, other than Liens of current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or cancelled any debt or claim owed to it except in the ordinary course of business, (vii) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (viii) suffered any substantial loss of property or waived any right of substantial value other than in the ordinary course of business, (ix) made any change in officer compensation except in the ordinary course of business and consistent with past practice, (x) made any material change in the manner of its business or operations, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or
   (xii) entered into any commitment, obligation, understanding or other arrangement, contingent or otherwise, to effect, directly or indirectly, any of the foregoing.

        SECTION 4.10. Absence of Undisclosed Liabilities. Since the date of the last Audited Financial Statements, the Company has no material liabilities (matured or unmatured, fixed or contingent), which are not fully reflected or provided for on the Interim Financial Statements, or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5) whether or not required by GAAP to be shown on the Interim Financial Statements, except (i) obligations to perform under commitments incurred in the ordinary course of business, and (ii) tax and related liabilities which have been disclosed pursuant to Section 4.11.

        SECTION 4.11. Taxes. The Company has filed all tax returns, Federal, state, county, local and foreign, required to be filed by it, as well as all informational returns required of it. All taxes shown as due on all such returns have been paid. Each such return and filing is true and correct and the Company neither has nor will have any additional liability for taxes with respect to any return or other filing heretofore filed or which was required by law to be filed, other than as reflected as liabilities on the Financial Statements or which may result from pending or subsequent audits. All taxes which the Company is required by law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. All such taxes with respect to which the Company has become obligated pursuant to elections made by the Company in accordance with generally accepted practice have been paid and adequate reserves have been established for all taxes accrued but not yet payable. No deficiency assessment with respect to or proposed adjustment of the Company's Federal, state, county or local taxes is pending or, to the Company's best knowledge, threatened, and the Company is not aware of any fact which would constitute grounds for the assessment of any additional taxes by any taxing authority with respect to the taxable years of the Company beginning on or before the Closing Date. The Company has not granted or been requested to grant waivers of any statutes of limitations applicable to any claim for taxes. There is no tax lien, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company. Neither the Company nor any of its stockholders has ever filed (a) an election pursuant to Section 1362 of the Code, that the Company be taxed as an S corporation or
   (b) consent pursuant to Section 341(f) of the Code, relating to collapsible corporations.

        SECTION 4.12. Litigation. Other than as set forth on Item 4.12 of the Disclosure Schedule, there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting the Company, or any of its respective properties, businesses, assets or revenues or any of its respective directors or employees, at law or in equity, before any court, arbitration panel, tribunal or governmental department, commission, board, bureau, agency or instrumentality which could have a Material Adverse Effect or which could materially adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document or materially adversely affect the transactions contemplated by the Agreement and the other Transaction Documents.

        SECTION 4.13. Insurance. The Company holds valid policies in full force and effect covering all of the insurance required to be maintained by it pursuant to Section 6.5.

        SECTION 4.14. Licenses; Compliance with Laws, Other Agreements, etc. All governmental approvals, authorizations, consents, licenses and permits, which are necessary or required for the conduct of the businesses currently conducted by the Company are referred to collectively herein as "Licenses". The Company knows of no basis upon which the renewal of any License would be denied in the future. Each such License has been validly issued to the Company, and is in full force and effect, and the Company, is not in violation of any such License.

        SECTION 4.15. Investment Company Act. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended; or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        SECTION 4.16. Brokers, etc. The Company has not dealt with, nor is the Company obligated to pay any fee or commission in connection with, any broker, finder or other similar Person in connection with the offer or sale of the Securities or any of the transactions contemplated by this Agreement, and the Company hereby indemnifies each Purchaser against, and agrees that it will hold each Purchaser harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

        SECTION 4.17. Private Sale. The Company has not, either directly or through any agent, offered any Securities or any other securities to, or solicited any offers to acquire any Securities or any other securities from, or otherwise approached, negotiated or communicated in respect of any Securities or any other securities with, any Person in such a manner as to require that the offer or sale of the Securities or any such other securities be registered pursuant to the Securities Act or any Blue Sky Laws. The Purchasers are the sole purchasers of the Securities and no securities have been issued and sold by the Company within the four-month period immediately prior to the date hereof.

        SECTION 4.18. Disclosure. Neither this Agreement, nor any other Transaction Document nor any of the exhibits, schedules, attachments, written or oral statements, documents, certificates or other items prepared or supplied to any of the Purchasers by or on behalf of the Company, with respect to the transactions contemplated hereby or thereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading; provided, however, that with respect to the financial projections furnished to any of the Purchasers by or on behalf of the Company, the Company represents and warrants only that such projections were based upon assumptions reasonably believed by the Company to be reasonable and fair as of the date the projections were prepared in the context of the Company's history and current and reasonably foreseeable business conditions. There is no fact which the Company have not disclosed to any of the Purchasers in writing and of which any of its officers and directors is aware (other than general economic conditions) and which has had or could reasonably be expected to have a Material Adverse Effect.

        SECTION 4.19.  Subsidiaries.  The Company has no Subsidiaries.

        SECTION 4.20. Ownership of Properties. The Company owns good and marketable title to all of its respective properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens (including infringement claims with respect to patents, trademarks, copyrights and the like).

        SECTION 4.21.  Pension and Welfare Plans.  Except as disclosed in
   Item 4.24 of the Disclosure Schedule, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Company, or any member of its Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 4.24 of the Disclosure Schedule, neither the Company nor any member of its Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

        SECTION 4.22.  Environmental Warranties.  Except as set forth in Item
   4.22 of the Disclosure Schedule

             (a) the Company's real properties are free of contamination from any Hazardous Materials. In addition, Item 4.22 discloses material environmental liabilities of the Company of which it has knowledge (i) related to noncompliance with any Environmental Laws, or (ii) associated with its real properties. The Company has not caused or suffered to occur any Release with respect to any Hazardous Materials at, under, above or upon any real property which it owns or leases. The Company is not involved in operations that are likely to result in the imposition of any Lien on its assets or any material liability on the Company, under any Environmental Laws, and the Company has not permitted any tenant or occupant of such premises to engage in any such activity. The Company has provided to the Purchasers copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Claims, in each case relating to the Company.

             (b) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Company that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

             (c) the Company has been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

             (d) no property now or previously owned or leased by the Company is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

             (e) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

             (f) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Company that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; and

             (g) no conditions exist at, on or under any property now or previously owned or leased by the Company which, with the passage of time, or the giving of notice or both, could give rise to liability under any Environmental Law.

        SECTION 4.23. Securities Activities. (a) The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

        (b) No portion of the proceeds of the issuance of the Securities under this Agreement shall be used by the Company in any manner that might cause such issuance and sale or the application of such proceeds to violate Regulations G, U, T or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such issuance and sale and such use of proceeds.

        SECTION 4.24. Solvency. The Company is and, upon consummation of the transactions contemplated hereby, will be, Solvent.


                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

        Each of the Purchasers severally, not jointly, represent and warrant to the Company, at and as of the Closing Date that:

        SECTION 5.1. Purchase for Own Account. Such Purchaser is purchasing the Notes and Warrants solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Notes and Warrants pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

        SECTION 5.2. Accredited Investor. Such Purchaser is knowledgeable, sophisticated and experienced in business and financial matters; it previously invested in securities similar to the Notes and Warrants and it acknowledges that the Notes and Warrants have not been registered under the Securities Act and understands that the Notes and Warrants must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it is able to bear the economic risk of its investment in the Notes and Warrants and is presently able to afford the complete loss of such investment; it is an "accredited investor" as defined in Regulation D promulgated under the Securities Act; and it has been afforded access to information about the Company and its respective financial condition, results of operations, business, property, management and prospects sufficient to enable it to evaluate its investment in the Notes and Warrants. Such Purchaser acknowledges that it has conducted its own analysis of the foregoing factors.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

        The Company covenants and agrees that, until payment in full of all the Obligations, the Company shall perform, or cause the performance of, all covenants set forth in this Article VI.

        SECTION 6.1. Financial Statements and Other Reports. The Company will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Company will furnish, or will cause to be furnished, to each Holder of at least 10% of the aggregate principal amount of the outstanding Notes (each a "Qualified Holder"), unless such Qualified Holder has notified the Company that he or it elects not to receive such information, copies of the following financial statements, reports, notices and information:

             (a) promptly when available and in any event when furnished pursuant to the Credit Agreement, copies of all financial statements, certificates, audit and other reports, filings, projections, management letters and other information furnished pursuant thereto;

             (b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of as of the end of such Fiscal Quarter statements of earnings, stockholders' equity and cash flow of the Company for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal quarter, certified by the chief financial Authorized Officer of the Company;

             (c) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Company, a copy of the annual audit report for such Fiscal Year for the Company, including therein consolidated balance sheets the Company and its Subsidiaries as of the end of such Fiscal Year and statements of earnings, stockholders' equity and cash flow of the Company for such Fiscal Year, in each case certified in a manner acceptable to the Requisite Holders by Arthur Andersen LLP or other independent public accountants acceptable to the Requisite Holders, and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

             (d) if, as a result of any material change in accounting principles and policies from those used in the preparation of the Financial Statements referred to in Section 4.7, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (b), (c) or (k) of this Section 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, at the reasonable request of the Requisite Holders, financial statements of the Company for (i) the then current Fiscal Year to the effective date of such change and (ii) the one full Fiscal Year immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and a written statement of the chief accounting Authorized Officer or chief financial Authorized Officer of the Company setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

             (e) promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all material reports submitted to the Company or its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

             (f)  promptly after the sending or filing thereof, copies of
        (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its securityholders, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Company with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iii) all press releases and other statements made available generally by the Company to the public concerning material developments in the business of the Company;

             (g) promptly upon any officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or Event of Default, or becoming aware that the any Holder has given any notice or taken any other action with respect to a claimed Default or Event of Default, (ii) that any Person has given any notice to the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 9.1.2,
        (iii) of any condition or event that would be required to be disclosed in a current report filed by the Company or its Subsidiaries with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if the Company were required to file such reports under the Exchange Act, or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

             (h) promptly upon any officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or its Subsidiaries or any of its properties (collectively, "Proceedings") not previously disclosed in writing by the Company to the Holders or (ii) any material development in any Proceeding that:

                  (A) if adversely determined, could give rise to a Material Adverse Effect, or

                  (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby,

        written notice thereof together with such other information as may be reasonably available to the Company to enable the Holders and their counsel to evaluate such matters; and within twenty days after the end of each Fiscal Quarter of the Company, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, the Company equal to or greater than $50,000, and promptly after request by the Requisite Holders such other information as may be reasonably requested by the Requisite Holders to enable the Holders and their respective counsel to evaluate any of such Proceedings;

             (i) immediately upon becoming aware of the institution of any steps by the Company to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

             (j) as soon as available and in any event no later than 60 days after the beginning of each Fiscal Year, a plan and financial forecast for such Fiscal Year, including (i) forecasted balance sheets and forecasted statements of income, stockholders' equity and cash flow of the Company for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based,
        (ii) forecasted statements of income, stockholders' equity and cash flows of the Company for each month of each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (iii) such other information and projections as the Requisite Holders may reasonably request;

             (k) as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to the Requisite Holders outlining all material insurance coverage maintained as of the date of such report by the Company and all material insurance coverage planned to be maintained by the Company in the immediately succeeding Fiscal Year;

             (l) as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of the Company or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which could result in a Material Adverse Effect;

             (m) with reasonable promptness, written notice of any change in the Board of Directors of the Company;

             (n) promptly upon any Person becoming a Subsidiary of the Company, (i) a written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of the Company and (ii) an Officer's Certificate demonstrating in reasonable detail compliance with the restrictions contained in Article VII; and

             (o) with reasonable promptness, such other information and data with respect to the financial condition, business, property, assets, revenues and operations of the Company as the Requisite Holders may from time to time reasonably request; provided, that the Company shall not be required to deliver any of the information specified in this Section 6.1 to any Holder which the Company reasonably determines to be in, or be affiliated with a Person in, a line of business which is competitive with the Company's line of business.

        SECTION 6.2. Corporate Existence, etc. The Company will, and will cause its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business.

        SECTION 6.3. Compliance with Laws, etc. The Company will, and will cause its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include:

             (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation; and

             (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if the same is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 6.4. Maintenance of Properties. The Company will, and will cause its Subsidiaries to, maintain, preserve, protect and keep its properties (including all its Intellectual Property) in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Company determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

        SECTION 6.5. Insurance. The Company will, and will cause its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will, upon request of the Requisite Holders, furnish to each Qualified Holder at reasonable intervals a certificate of an Authorized Officer of the Company setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section.

        SECTION 6.6. Books and Records. The Company will, and will cause its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit each Holder of greater than 25% of the then outstanding principal amount of the Notes or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Company hereby authorizes such independent public accountant to discuss their financial matters with each such Holder or its representatives whether or not any representative of the Company is present) and to examine (and, at the expense of the Company, photocopy extracts from) any of its books or other corporate records. The Company shall pay reasonable fees of such independent public accountant incurred in connection with any such Holder's exercise of its rights pursuant to this Section.

        SECTION 6.7. Environmental Covenant. The Company will, and will cause its Subsidiaries to,

             (a) use and operate all of its Facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

             (b) promptly notify each of the Qualified Holders of (i) any proposed acquisition of stock, assets or property by the Company or any of its Subsidiaries that could reasonably be expected to expose the Company or any of its Subsidiaries to, or result in, Environmental Claims that could have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by the Company or any of its Subsidiaries and (ii) any proposed action to be taken by the Company or any of its Subsidiaries to commence manufacturing, industrial or other operations that could reasonably be expected to subject any such Person to additional Environmental Laws, including Environmental Laws requiring additional environmental permits or licenses; and

             (c) provide such information, certifications and copies of documents (at the expense of the Company) which the Requisite Holders may reasonably request from time to time to evidence compliance with this Section 6.7.

        SECTION 6.8. The Company's Remedial Action Regarding Hazardous Materials. The Company will promptly take, and will cause each of its Subsidiaries to promptly take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations applicable to the Company or its Subsidiaries in respect of such Facility. In the event the Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, the Company or such Subsidiary will conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the applicable policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, the liability of the Company or such Subsidiary for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by such Person.

        SECTION 6.9. Maintenance of Office or Agency. The Company will maintain (a) an office or agency where the applicable Securities may be presented for payment, (b) an office or agency where the applicable Securities may be presented for registration and transfer and for exchange as provided in this Agreement, and (c) an office or agency where notices and demands to or upon the Company in respect of the applicable Securities may be served. The location of such office or agency initially shall be at 5481 South Packard Avenue, Cudahy, Wisconsin 53110. The Company shall give to each applicable Holder written notice of any change of location thereof.

        SECTION 6.10. Private Offering. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Securities, or any portion of them, other than as contemplated by the Undertaking, if such offer or sale might bring the issuance and sale of the Securities to any Purchaser hereunder within the provisions of Section 5 of the Securities Act nor offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with, anyone if the sale of the Securities and any such securities could be integrated as a single offering for the purposes of the Securities Act, including Regulation D thereunder.

        SECTION 6.11. Information to Prospective Purchasers. The Company shall, upon the request of any Holder, deliver to such Holder and any prospective purchaser designated by such Holder promptly following the request of such Holder or such prospective purchaser, such information which such Holder or such prospective purchaser may reasonably request in order to comply with the information requirements of Rule 144 or Rule 144A under the Securities Act.

        SECTION 6.12. Further Assurances. At any time and from time to time upon the request of the Requisite Holders, the Company will, and will cause each of its Subsidiaries to, at their own expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Requisite Holders may reasonably request in order to effect fully the purposes of the Transaction Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Transaction Documents.

        SECTION 6.13. Board of Directors. The Company and the Purchasers shall, on or prior to March 15, 1996, use their respective best efforts to amend the Company's Organic Documents and to take any and all other actions reasonably necessary to permit the Company's Board of Directors to consist of four directors.


                                   ARTICLE VII

                               NEGATIVE COVENANTS

        The Company covenants and agrees that, until payment in full of all of the Obligations, the Company shall perform the obligations set forth in this Article VII.

        SECTION 7.1.  [INTENTIONALLY OMITTED].

        SECTION 7.2.  [INTENTIONALLY OMITTED].

        SECTION 7.3.  [INTENTIONALLY OMITTED].

        SECTION 7.4. Modification of Certain Agreements. The Company will not consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, the Transaction Documents, Warrant, other than any amendment, supplement or other modification which does not affect the rights of the Holders under the Transaction Documents.

        SECTION 7.5. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to the Company or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Company or such Subsidiary with a Person which is not one of its Affiliates.

        SECTION 7.6. Inconsistent Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement or arrangement which is inconsistent with the obligations of the Company or any of its respective Subsidiaries under this Agreement or any other Transaction Document.

        SECTION 7.7.  Fiscal Year.  The Company will not change its Fiscal
   Year.

        SECTION 7.8. Limitation of Ranking of Future Indebtedness. The Company will not, directly or indirectly, incur, create, or suffer to exist any Indebtedness which is subordinate or junior in right of payment (to any extent) to any Senior Debt and which is senior or superior in right of payment (to any extent) to the Notes.

        SECTION 7.9. Stay, Extension and Usury Laws. The Company covenants and agrees (to the extent that it may lawfully do so) that it will not, and will not permit any of its Subsidiaries to, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit of or advantage of, and will use its best efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of its obligations under this Agreement, the Notes or any other Transaction Document, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.


                                  ARTICLE VIII

                                   REDEMPTION

        SECTION 8.1. Mandatory Redemption. Upon the occurrence of a Change of Control, and subject to Article X, the Company shall offer to redeem all of the then outstanding Notes at a redemption price equal to the aggregate principal amount thereof then outstanding plus accrued and unpaid interest, within 30 days of the occurrence of such Change in Control, and shall provide a Notice of Redemption pursuant to Section 8.4.

        SECTION 8.2. The Company's Right to Redeem. Subject to Article X, the Company, at its option, may redeem, at any time, all of the then outstanding Notes at a redemption price equal to the aggregate principal amount thereof then outstanding plus accrued and unpaid interest.

        SECTION 8.3. Selection of Notes and Portions of Notes to Be Redeemed. If less than all of the then outstanding Notes are being redeemed, the Company shall redeem the Notes pro rata, in such manner as complies with applicable legal requirements, if any. Notes in denominations of $1,000 may be redeemed only in whole. The Company may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of this Agreement that apply to Notes called for redemption also apply to portions of Notes called for redemption.

        SECTION 8.4. Notice of Redemption. A notice of redemption ("Notice of Redemption") shall be mailed by the Company to each Holder whose Notes are to be redeemed at such Holder's registered address by first class mail
   (i) in the event such Notes are being redeemed pursuant to Section 8.1 in connection with a Change in Control, not more than 10 days after the occurrence of such Change in Control, or (ii) in the event such Notes are being redeemed pursuant to Section 8.2, at least 20 days but not more than 60 days before the applicable Redemption Date. Each Notice of Redemption shall identify the Notes to be redeemed and shall state:

             (a)  the applicable Redemption Date;

             (b)  the applicable Redemption Price;

             (c)  the name and address of the Company;

             (d) that the Notes called for redemption must be surrendered to the Company to collect the applicable Redemption Price;

             (e) that, unless the Company defaults in payment of the Redemption Price, interest on the Notes called for redemption ceases to accrue on and after the applicable Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Company of the Notes redeemed;

             (f) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued setting forth the remaining principal amount due on the Stated Maturity Date;

             (g) if less than all the Notes then outstanding are to be redeemed, the identification of the particular Notes (or portion(s) thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Note(s) to be outstanding after such partial redemption; and

             (h) the Section of this Agreement pursuant to which the Notes are to be redeemed.

        SECTION 8.5. Effect of Notice of Redemption. Once a Notice of Redemption is delivered in accordance with Section 8.4 in connection with a redemption pursuant to Section 8.2, the Notes called for redemption thereunder shall become due and payable on the applicable Redemption Date at the applicable Redemption Price.

        SECTION 8.6. Payment of Redemption Price. On presentation and surrender of any Notes in connection with a mandatory redemption in respect of a Change of Control or an optional redemption with respect to which a Notice of Redemption has been given, at the place of payment specified in Section 6.9, such Notes or specified portions thereof shall be paid and redeemed by the Company on the applicable Redemption Date at the applicable Redemption Price.


                                   ARTICLE IX

                                EVENTS OF DEFAULT

        SECTION 9.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 9.1 shall constitute an "Event of Default".

        SECTION 9.1.1. Non-Payment of Obligations. The Company shall default in the payment when due, whether at stated maturity, by acceleration, by notice of optional redemption or prepayment, by mandatory redemption or prepayment or otherwise, of (a) any principal or premium of any Note, (b) any interest on any Note, or (c) any other Obligation (and the failure to pay such Obligation shall remain unremedied for a period of ten days).

        SECTION 9.1.2. Breach of Warranty. Any representation or warranty of the Company made or deemed to be made hereunder or in any other Transaction Document executed by it or any other writing or certificate furnished by or on behalf of the Company to any Purchaser or any Holder for the purposes of or in connection with this Agreement or any such other Transaction Document (including any certificates delivered pursuant to Article III) is or shall be incorrect when made in any material respect.

        SECTION 9.1.3. Non-Performance of Certain Covenants and Obligations. The Company shall default in the due performance and observance of any of its obligations under Article VII or Section 6.1, 6.2, 6.13 or 6.14.

        SECTION 9.1.4. Non-Performance of Other Covenants and Obligations. The Company shall default in the due performance and observance of any other agreement contained herein or in any other Transaction Document executed by it, and such default shall continue unremedied for a period of fifteen days after the earlier of (i) an officer of the Company becoming aware of such default or (ii) notice thereof shall have been given to the Company by any Holder.

        SECTION 9.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 9.1.1) of the Company having a principal amount, individually or in the aggregate, in excess of $2,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

        SECTION 9.1.6. Judgments. Any judgment or order for the payment of money in excess of $500,000 shall be rendered against the Company, and either

             (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

             (b) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

        SECTION 9.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan

             (a) the institution of any steps by the Company, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Company or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $100,000; or

             (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

        SECTION 9.1.8.  Bankruptcy, Insolvency, etc.  The Company shall

             (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

             (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any property of it, or make a general assignment for the benefit of creditors;

             (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Company expressly authorizes each Holder to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights hereunder and under the other Transaction Documents;

             (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company and, if any such case or proceeding is not commenced by the Company, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Company expressly authorizes each Holder to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights hereunder and under the other Transaction Documents; or

             (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

        SECTION 9.1.9. Dissolution. Any order, judgment or decree shall be entered against the Company decreeing the dissolution or split up of the Company, such order shall remain undischarged or unstayed for a period in excess of 30 days.

        SECTION 9.1.10. Impairment of Transaction Documents, etc. Any Transaction Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Company, or the Company shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability. Without limiting the foregoing, if the Undertaking is conducted other than in accordance with
   (i) Regulation D promulgated under the Securities Act and (ii) Blue Sky Laws or is declared to be null and void, or the Company denies in writing that it has any further liability thereunder or under any other Transaction Document to which it is a party.

        SECTION 9.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 9.1.8 shall occur, the outstanding principal amount of all outstanding Notes and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

        SECTION 9.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.8) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Requisite Holders (or, in the case such Event of Default is an Event of Default described in Section 9.1.1, Holders holding at least 25% of the aggregate principal amount of the then outstanding Notes) may, upon notice or demand and subject to Article X, declare all or any portion of the outstanding principal amount of the Notes and other Obligations, to be due and payable, whereupon the full unpaid amount of such Notes and any and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.


                                    ARTICLE X

                                  SUBORDINATION

        SECTION 10.1. Agreement to Subordinate. The Company and each Holder, by its acceptance of a Note, covenant and agree that the Subordinated Debt shall, to the extent and in the manner set forth herein and in Section 11.16, be subordinated in right of payment to the prior payment in full in cash or Cash Equivalents by the Company of the Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed. The provisions of this Article X shall be given independent effect so that if a particular payment is prohibited by any one of such provisions, it shall be prohibited although it otherwise would not be prohibited by another provision. All provisions of this Article X are for the benefit of the Senior Agent and the Senior Debtholders and the Senior Agent and the Senior Debtholders are entitled to enforce such provisions in all respects and each Holder waives acceptance of such provisions by the Senior Agent and the Senior Debtholders.

        SECTION 10.2. General Subordination to Senior Debt. (a) Until the Senior Debt is repaid in full in cash or Cash Equivalents and all commitments to extend Senior Debt have been terminated, no payment or distribution of assets of the Company of any kind or character shall be made by the Company for or on account of the Subordinated Debt or any principal, interest, fees or judgment related thereto, or on account of the purchase or redemption or other acquisition of Subordinated Debt, other than payment-in-kind of interest on the Notes pursuant to paragraph 1 thereof. Notwithstanding the foregoing, the consent of the Senior Debtholders shall not be required for the surrender by holders of Subordinated Debt of Notes to the Company as consideration for all or any portion of the exercise price for the Warrants.

        SECTION 10.3. Subordination on Dissolution, Liquidation or Reorganization of the Company. Upon any payment or distribution of cash, securities or other property of the Company of any kind or character to creditors upon any dissolution, winding up, total or partial liquidation, reorganization or marshaling of assets of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership proceedings or upon assignment for the benefit of creditors:

             (i) all Senior Debt shall first be paid in full in cash or Cash Equivalents before any Holder may receive or retain any payment or distribution of assets of any kind, and

             (ii) any payment or distribution of cash, securities or other property of any kind to which any Holder would be entitled, except for the provisions of this Article X, shall be paid directly to the Senior Agent for the benefit of the Senior Debtholders to the extent necessary to pay all Senior Debt in full in cash or Cash Equivalents, after giving effect to any concurrent payment or distribution to the Senior Debtholders, before any such payment or distribution is made to any Holder.

        SECTION 10.4. Limitation on Remedies. (a) So long as any Senior Debt remains outstanding, no Holder may

             (i) declare, or join in the declaration of, any Subordinated Debt to be due and payable prior to the maturity thereof or otherwise accelerate the maturity of the principal of the Notes, accrued interest thereon or other amounts due thereunder, prior to the acceleration of any Senior Debt, or

             (ii) commence any administrative, legal or equitable action or proceeding against the Company or any Collateral, including, without limitation, filing or joining in the filing of any insolvency petition against the Company.

        (b) To the extent the Holders of Subordinated Debt have been granted a Lien in any assets of the Company to secure the Subordinated Debt, the Liens and Security Interests of Senior Agent and the Senior Debtholder under the Credit Agreement in the assets of the Company shall be senior and have priority over the Liens of the Holders. In addition, so long as any Senior Debt or commitments to advance any Senior Debt remain outstanding, the Holders shall not exercise rights or remedies in respect of any of its Liens, nor shall any of the Holders contest in any manner the validity or enforceability of the Senior Debt or the validity, enforceability, priority or perfection of any of the Liens or security interests securing the Senior Debt.

        SECTION 10.4.1. Modifications to Senior Debt. The Senior Debtholders may at any time and from time to time without the consent of or notice to Holders, without incurring liability to the Holders and without impairing or releasing the obligations of the Holders under this
   Article X or Section 11.16, change the manner or place of payment or extend the time of payment of or renew, alter or change the amount of any Senior Debt, release any collateral therefor or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating the Senior Debt. Subject to the final sentence of the definition of Senior Debt, the terms of this Article X, the subordination effected hereby, and the rights and the obligations of the Holders, the Senior Agent or Senior Debtholders arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (a) any amendment or modification of or supplement to the Credit Agreement or any of the Subordinated Debt Documents; (b) the validity or enforceability of any of such documents; or (c) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Debt or the Subordinated Debt or any of the instruments or documents referred to in clause (a) above. The Holders hereby acknowledge that the provisions of this Article X are intended to be enforceable at all times, whether before the commencement of, after the commencement of, in connection with or premised on the occurrence of a bankruptcy, insolvency or similar proceeding by or against the Company.

        SECTION 10.5.  Amendments and Exchanges of Subordinated Debt.
   Without the prior written consent of the Requisite Senior Debtholders, but without limiting the obligations of the Company to the Senior Debtholders with regard thereto under the Credit Agreement, the Company and the Holders shall not amend, supplement or otherwise modify the terms of the Subordinated Debt if the effect of such amendment, supplement or other modification is to change (to earlier dates) any dates upon which payments of principal or interest are due on such Subordinated Debt, take any Liens in any property of the Company other than as expressly set forth herein and in Section 11.16, change any affirmative or negative covenant in any significant respect, change the redemption or prepayment provisions thereof or change any of the subordination provisions thereof (including, without limitation, subordinating the Subordinated Debt to any other debt), and if the effect of such amendment, supplement or other modification is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the Holders (or a trustee or other representative on their behalf) which would be adverse to any Senior Debtholder. Notwithstanding any other term or provision of the Agreement (including Section 11.1(a)), no amendment, modification, termination or waiver of any term or provision of Article X or Section
   11.16 hereof, or of any definitions used therein, or of the form of any
   Note issued hereunder, shall be effective without the express written consent of the Requisite Senior Debtholders.

        SECTION 10.6. Payments Received in Contravention of Subordination Provisions. If any Holder receives any payment or distribution of assets in violation of this Article X and Section 11.16, such Holder shall receive such payment or distribution of assets in trust for the Senior Debtholders' benefit and shall forthwith remit such payment or distribution of assets, as the case may be, to the Senior Agent for the benefit of the Senior Debtholders in the form in which it was received, together with such endorsements or documents as may be necessary to effectively negotiate or transfer the same (but without recourse and without representation or warranty).

        SECTION 10.7. Subrogation. After all Senior Debt of the Company has been paid in full in cash or Cash Equivalents and until the Notes are paid in full in cash or Cash Equivalents, the Holders shall be subrogated to any rights of the Senior Debtholders to receive payments or distributions of assets applicable to such Senior Debt to the extent that payments or distributions otherwise payable to the Holders have been applied to the payment of such Senior Debt. A distribution made under this Article X to the Senior Debtholders that otherwise would have been made to the Holders is not, as between the Company and the Holders, a payment by the Company on its Senior Debt.

        SECTION 10.8. Relative Rights. This Article X and Section 11.16 defines the relative rights of Holders and Senior Debtholders and this
   Article X and Section 11.16 shall constitute a continuing offer to all persons who become holders of, or continue to hold, Senior Debt. Nothing in this Article X and Section 11.16 or elsewhere in this Agreement or any
   Note is intended to or shall:

             (a) impair, as between the Company and the Holders, the Company's obligations, which are absolute and unconditional, to pay principal of, and premium, if any, and interest on, the Notes in accordance with their terms;

             (b) affect the relative rights of the Holders and the Company's creditors other than the rights of the Holders in relation to the Senior Debtholders; or

             (c) prevent the Holders from accelerating the Subordinated Debt in accordance with Sections 9.3 and 10.4 (a)(i) and exercising their available remedies upon a Default or Event of Default, after the Senior Debt has been paid in full and the Credit Agreement has been terminated.

        The failure to make a payment on account of principal of, or interest on, the Notes by reason of any provision of this Article X shall not be construed as preventing the occurrence of an Event of Default under
   Section 9.1.1.

        SECTION 10.9. Reliance on Judicial Order or Decree or Senior Agent Certificate. The Holders shall be entitled to rely upon any order or decree of any court of competent jurisdiction or any certificate of the Senior Agent in ascertaining any amount to be paid or distributed to the Senior Debtholders and all other facts pertinent to such payment or distribution or to this Article X, provided that, in the case of any such order or decree, such court has been fully apprised of the provisions of, or the order or decree makes reference to, the provisions of this Article X.

        SECTION 10.10. Proof of Claim. In the event that, while any Senior Debt is outstanding, any bankruptcy or insolvency proceeding is commenced by or against the Company or its property and the Holders have not filed appropriate proofs of claim as of the tenth business day preceding the bar date therefor, the Senior Agent on behalf of the Senior Debtholders will be irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to file appropriate proofs of claim for the exercise or enforcement of any of the rights or interests of the Holders with respect to the Subordinated Debt in such proceeding. Notwithstanding the foregoing, neither the Senior Agent nor any Senior Debtholder shall have any right whatsoever to vote any claim that any Holder may have in such proceeding to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension.


                                   ARTICLE XI

                                  MISCELLANEOUS

        SECTION 11.1.  Amendments and Waivers.

        (a) Consent of Holders. No amendment, modification, termination or waiver of any provision of this Agreement, the Notes, or consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of the Requisite Holders; provided, however, that no amendment, modification, termination or waiver of any term or provision of Article X or Section 11.16 hereof, or of any definitions used therein, or of the form of any Note issued hereunder, shall be effective without the express written consent of the Requisite Senior Debtholders. Without the consent of each Holder affected, no amendment, modification, termination or waiver may (with respect to any Notes held by a non-consenting Holder of Notes):

             (i) reduce the principal amount of, or change the Stated Maturity Date of, any Note of such Holder;

             (ii) amend the provisions with respect to the redemption of any Note of such Holder pursuant to Sections 8.1, 8.2 and 8.3 (including reducing any applicable Redemption Price);

             (iii) reduce the rate of, or change the time for payment of, interest on any Note of such Holder;

             (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes;

             (v) make the principal of, premium, if any, or the interest on, any Note of such Holder payable in any manner other than that stated in this Agreement and the Notes;

             (vi) waive a redemption payment with respect to any Note of such Holder;

             (vii) make any change to the subordination provisions of this Agreement that adversely affects any Holder;

             (viii)  make any change to the definition of "Requisite
        Holders";

             (ix) reduce the percentage of the aggregate outstanding principal amount of Notes necessary to accelerate the Notes under
        Section 9.3 or modify the right of a Holder to accelerate its Note under Section 9.3;

             (x) make any change to the transfer provisions of Section 11.2 that adversely affects the ability of a Holder to make any transfer described therein; or

             (xi) make any change in the foregoing amendment and waiver provisions.

        After an amendment, modification, termination or waiver under this
   Section 11.1 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing such amendment, modification, termination or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, modification, termination or waiver.

        (b) Solicitation of Noteholders. The Company will not solicit, request or negotiate for or with respect to any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement or the Notes unless each Holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company (but only to the extent the Company has been provided with addresses for the Holders) and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any amendment, modification, termination or waiver effected pursuant to the provisions of this Section 11.1 shall be delivered by the Company to each Holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the Holder or Holders of the requisite percentage of outstanding Notes (but only to the extent the Company has been provided with the addresses for the Holders).

        (c) Revocation and Effect of Consents. Until an amendment, modification, termination or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of subsequent Holder may revoke the consent as to its Note or portion of its Note by notice to the Company received before the date on which the Requisite Holders have consented (and not theretofore revoked such consent) to such amendment, modification, termination or waiver.

        The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, modification, termination or waiver, which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

        After an amendment, modification, termination or waiver becomes effective, it shall bind every Holder of a Note, unless it makes a change described in any of clauses (i) through (viii) of Section 11.1(a), in which case, the amendment, modification, termination or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium (if any) and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

        SECTION 11.2. Transfers. Each Holder shall be permitted to transfer any Note or any portion thereof (and the rights relating thereto under this Agreement and the other Transaction Documents) to any Person; provided that

             (i) such transfer is made pursuant to a registration statement under the Securities Act (it being acknowledged that the Company shall not be obligated to assist in any manner in any such registration) or pursuant to an exemption from the registration requirements of the Securities Act;

             (ii) if such transfer is being made pursuant to an exemption from such registration requirements and if requested by the Company, counsel for such Holder (which counsel may be internal counsel) furnishes to the Company an opinion to the effect that such transfer is being made pursuant such an exemption;

             (iii) the applicable transferee is an "accredited investor" as defined in Regulation D promulgated under the Securities Act;

             (iv) such transferee represents to the Company in writing that it is acquiring such Note solely for its own account and not as nominee or agent for any other Person (other than for such managed accounts, if applicable) and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Note pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control;

             (v) unless the Holder making such transfer is making such transfer to any of its Affiliates or any of its partners or with the Company's prior written consent, such transfer is of (A) all the Notes then held by such Holder or (B) a Note or Notes (or a portion thereof) evidencing an aggregate principal amount outstanding of not less than $1,000,000.

        Within three Business Days after its receipt of notice that a transfer is being made pursuant to this Section 11.2, but not prior to the effective date of such transfer, the Company shall deliver to the applicable transferee a new Note evidencing the aggregate principal amount transferred and, if the Holder making such transfer is retaining an interest in the Notes, a replacement Note in the aggregate principal amount being retained by such Holder (such Note to be in exchange for, but not in payment of, the Note then held by such Holder). Each such Note shall be dated the date of the predecessor Note. The Holder making such transfer shall mark the predecessor Note "exchanged" and deliver it to the Company.

        SECTION 11.3. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be made by personal service, facsimile, United States air mail or reputable courier service:

             (a) if to the Purchasers or any subsequent Holder, at the address or telecopier number set forth on the signature pages hereof, or such other address as shall be designated in a written notice delivered to the Company, with a copy to Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019, Facsimile No. (212) 262-1910, Attention: James B. Carlson; and

             (b) if to the Company, at the address or telecopy number set forth on the signature pages hereof, or such other address as shall be designated in a written notice delivered to the other parties hereto.

        Unless otherwise specifically provided herein, any notice or other communication shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile (electronically confirmed), or five Business Days after depositing it in the United States air mail with postage prepaid and properly addressed.

        SECTION 11.4. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        SECTION 11.5. Survival of Representations, Warranties and Agreements. (a) All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the issuance and sale of the Securities hereunder.

        (b) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 2.2, 2.5, 2.8, and 2.11 shall survive the payment of the Notes, the exercise of the Warrants, and the termination of this Agreement.

        SECTION 11.6. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Transaction Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        SECTION 11.7. Severability. Any provision of this Agreement, the Notes or any other Transaction Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or impairing the remaining provisions of this Agreement, the Notes or such other Transaction Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 11.8. Obligations Several; Independent Nature of Senior Debtholders' Rights. The obligations of the Holders hereunder are several and no Holder shall be responsible for the obligations of any other Holder hereunder. Nothing contained herein or in any other Transaction Document, and no action taken by the Holders pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce, subject to the express provisions of this Agreement, its rights arising out of this Agreement and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

        SECTION 11.9. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

        SECTION 11.10. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

        SECTION 11.11. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of each Purchaser (including each Holder).

        SECTION 11.12. Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY TRANSACTION PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER TRANSACTION DOCUMENT OR SUCH OBLIGATION. The Company hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Person at its address provided on the signature pages hereto, such service being hereby acknowledged by such Person to be sufficient for personal jurisdiction in any action against such Person in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Holder to bring proceedings against the Company in the courts of any other jurisdiction.

        SECTION 11.13. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE SECURITIES ISSUED HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

        SECTION 11.14. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

        SECTION 11.15. Understanding Among the Purchasers. The determination of each Purchaser to purchase the Securities pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements (including any projections) or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each Purchaser that no other Purchaser has acted as an agent of or in concert with such Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as an agent of such Purchaser in connection with monitoring its investment hereunder.

        SECTION 11.16. Grant of Security. (a) The Company hereby assigns and pledges to the Purchasers for their respective benefit and the ratable benefit of each of the Holders, and hereby grants to the Purchasers, for their respective benefit and the ratable benefit of each of the Holders, a security interest in all Collateral. The Company and each Holder, by its acceptance of a Note, covenant and agree that the Liens granted hereunder or under any other document or instrument to the Holders shall, to the extent and in the manner herein set forth, (i) not extend to any property of the Company other than the Collateral, and (ii) be subordinated and junior to the Liens of the Senior Agent on the terms set forth in this
   Section 11.16. The provisions of this Section 11.16 shall be given independent effect so that if a particular action is prohibited by any one of such provisions, it shall be prohibited although it otherwise would not be prohibited by another provision. All provisions of Section 11.16 are for the benefit of the Senior Agent and the Senior Debtholders and the Senior Agent and the Senior Debtholders are entitled to enforce such provisions in all respects, and each Holder waives acceptance of such provisions by the Senior Agent and Senior Debtholders.

        (b) Notwithstanding the date, manner or order of grant, attachment or perfection of the Liens in the Collateral granted to or for the benefit of the Holders, and notwithstanding any provision of the Uniform Commercial Code, or any other applicable law or decisions, the Senior Agent under the Credit Agreement shall have a first and prior lien and security interest in the Collateral and all proceeds thereof to secure the Senior Debt, and any Lien in the Collateral held by or for the benefit of the Holders shall be junior and subordinate to all Liens in the Collateral held by or for the benefit of the Senior Agent under the Credit Agreement.

        (c)  Each Holder acknowledges that the priorities provided in this
   Section 11.16 shall not be affected or impaired in any manner whatsoever including, without limitation, on account of (i) the invalidity, irregularity or unenforceability of all or any part of the Credit Agreement, (ii) any amendment, change or modification of the Credit Agreement or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, any of the Company, its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting the Company. This Section 11.16 shall continue and be effective until all Senior Debt shall have been indefeasibly paid in full and any commitment to advance Senior Debt has been terminated, or all the Liens of the Senior Agent and the Senior Debtholders shall have been consensually released by the Senior Agent and the Senior Debtholders.

        (d)  Except as otherwise expressly permitted in this Section 11.16,
   (i) the Holders shall not exercise or enforce any rights or remedies with respect to the Collateral or in any manner interfere with the Liens and security interests of the Senior Agent and the Senior Debtholders or the enforcement thereof and (ii) the sole right of the Holders with respect to the Collateral is to hold a Lien in the Collateral to the extent granted herein. The Senior Agent and Senior Debtholders shall have the right to specific performance by the Company and the Holders of the provisions of
   Article X and Section 11.16 hereof, in addition to any other remedies they may have at law or in equity. The Holders and the Company hereby irrevocably waive, to the extent that they may do so under applicable law, any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against the Company or the Holders for specific performance of the provisions of Article X and Section 11.16 hereof by the Senior Agent or the Senior Debtholders.

        (e) Notwithstanding anything to the contrary contained in the Credit Agreement or otherwise provided in law or equity, so long as any Senior Debt, or any commitment to advance any such Senior Debt, is outstanding, the Senior Agent and Senior Debtholders shall have the exclusive right (whether exercised pursuant to a bankruptcy or similar proceeding or otherwise) solely on behalf of the Senior Debtholders, without the consent of any Holder: (i) to take action with respect to, to release or consent to the release of the Liens of the Senior Agent and the Senior Debtholders and of the Holders of the Subordinated Debt in respect of, or to substitute, sell or otherwise dispose of, the Collateral, in accordance with the Credit Agreement free and clear of the Liens of the Senior Debtholders and Holders of the Subordinated Debt or as permitted by applicable law; (ii) to enforce and realize upon the Liens on the Collateral held by the Senior Agent on behalf of the Senior Debtholders, in accordance with the Credit Agreement or as permitted by applicable law, including to conduct any public or private sale of all or any portion of the Collateral or turnover of all or any portion of the Collateral under
   Article 9 of the Uniform Commercial Code, (iii) to determine whether or not to accept a deed in lieu of foreclosure or similar transfer of all or any portion of the Collateral, (iv) to enforce all rights and privileges related to the Collateral accruing to the Senior Agent or the Senior Debtholders by reason of, and in accordance with, the Credit Agreement, including, without limitation, to grant or refuse to grant any and all consents, approvals and waivers, to exercise all of its rights and privileges as attorney-in-fact for purposes of carrying out the terms of the Credit Agreement, (v) to take any and all appropriate action and to execute any and all documents and instruments related to the Collateral which may be necessary or desirable to accomplish the purposes of this
   Section 11.16 or the Credit Agreement and (vi) to make all decisions on behalf of itself, and the Senior Debtholders under the Credit Agreement, in any such circumstances. In exercising its rights as aforesaid, the Senior Agent shall have sole control over the timing, circumstances and manner of exercising its rights.

        (f) Any proceeds of Collateral received by the Holders in contravention of this Agreement shall be segregated and held in trust for the benefit of the Senior Agent and paid over to the Senior Agent in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

        (g) This Section 11.16 shall be applicable both before and after the commencement, whether voluntary or involuntary, of any case of the Company under the Bankruptcy Code, and all references herein to the Company, shall be deemed to apply to such entity as debtor in possession and to any trustee in bankruptcy for the estate of such entity.

        (h) So long as any Senior Debt, or commitment to advance any Senior Debt, is outstanding, in any bankruptcy or similar proceeding of the Company, the Senior Agent and the Senior Debtholders shall have the sole right to seek, and the Holders shall not seek, in respect of any part of the Collateral or proceeds thereof or any Lien which may exist thereon any adequate protection rights pursuant to Section 361 of the Bankruptcy Code or otherwise, any relief from or modification of the automatic stay as provided in section 362 of the Bankruptcy Code or otherwise, the entry of any cash collateral order pursuant to Section 363 of the Bankruptcy Code or otherwise, any sale of all or any portion of the Collateral pursuant to
   Section 363 of the Bankruptcy Code or otherwise, or the entry of any financing order under Section 364 of the Bankruptcy Code or otherwise, unless in each instance the Senior Agent shall consent thereto. The Holders shall not oppose any such relief or modification sought by the Senior Agent or the Senior Debtholders under the Credit Agreement with respect to all or any portion of the Collateral.

        (i) In the event the Senior Agent or any of the Senior Debtholders under the Credit Agreement is required under any bankruptcy or other law to return to the Company, the estate in bankruptcy thereof, any third party or any trustee, receiver or other representative of the Company, any payment or distribution of assets, whether in cash, property or securities, including, without limitation, any Collateral or any proceeds of the Collateral previously received by the Senior Agent or such Senior Debtholder under the Credit Agreement (a "Recovered Distribution"), then to the extent permitted by law, this Agreement and the subordination of the Liens of the Holders in such Collateral or proceeds as set forth herein shall be reinstated on the terms set forth herein with respect to any such Recovered Distribution to the extent that the claim of the Senior Agent and the Senior Debtholders under the Credit Agreement resulting from the return of such Recovered Distribution is entitled to a priority under such bankruptcy or other law at least equal to the general unsecured obligation of the Company existing prior to the commencement of any such bankruptcy case or other proceeding.

        (j) Nothing contained herein shall prevent the Holders from filing claims or pleadings or otherwise participating in any bankruptcy or similar proceeding of the Company provided the same is not inconsistent with and does not violate the terms and conditions of this Agreement.

        (k) So long as any Senior Debt or commitment to extend any such Senior Debt, is outstanding, the Holders, to the fullest extent permitted by applicable law, waive, with respect to the Collateral, any requirement regarding, and agree not to demand, request, plead or otherwise claim the benefit of, any marshalling, appraisement, valuation or other similar right that may otherwise be available under applicable law.

        (l) Until all Senior Debt owed to the Senior Agent and the Senior Debtholders has been finally and indefeasibly paid in full and any commitment to advance Senior Debt has been terminated, the Holders shall have no right to subrogation with respect to the Collateral.

        (m) The Holders agree that neither the Senior Agent nor the Senior Debtholders under the Credit Agreement shall have any liability to the Holders for, and each of the Holders hereby waives, any claim which such Holder may have at any time against the Senior Agent or the Senior Debtholders under the Credit Agreement arising out of any and all actions which the Senior Agent or the Senior Debtholders under the Credit Agreement take or omit to take, in a commercially reasonable manner and not otherwise in violation of the express provisions of this Agreement, with respect to the possession, administration, foreclosure upon or sale, liquidation or other disposition, or valuation, use, protection or release, of the Collateral.

        (n) If any of the Senior Agent, the Senior Debtholders under the Credit Agreement, or the Holders shall enforce its rights or remedies in violation of the terms of this section 11.16, the Company agrees that it shall not raise such violation as a defense to the enforcement by any such or other party of the Credit Agreement, nor assert such violation as a counterclaim or basis for setoff or recoupment against any such party.

        (o) This Section 11.16 is solely for the purpose of defining the rights and priorities of the Senior Agent and the Senior Debtholders, on the one hand, and the Holders, on the other, and their respective successors and assigns with respect to the Collateral, and no other person, firm, entity or corporation shall have any right, benefit, priority or interest under, or because of the existence of, this Section 11.16, nor shall this Section 11.16 affect the obligations of the Company to the Senior Debtholders under the Credit Agreement, the Senior Agent or the Holders, which obligations shall remain absolute and unconditional in all circumstances. This Section 11.16 shall not inure to the benefit of the Company or its respective successors and assigns.

        (p) Unless and until the Senior Debt has been paid in full and the Credit Agreement shall have been terminated, the Senior Agent shall have the sole and exclusive right, subject to the rights of the Company under the Agreement, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral. Unless and until the Senior Debt shall have been paid in full and the Agreement shall have been terminated, all proceeds of any such policy and any such award shall be paid to the Senior Agent, provided that any such proceeds or awards remaining after payment of the Credit shall be promptly delivered to the Holders for application to the Subordinated Debt.

        (q) The Senior Agent hereby agrees to hold, for the benefit of the Holders, as possessory agent, any Collateral in respect of which a security interest is perfected by possession and has actually been delivered to the Senior Agent (the "Possessory Collateral"), including without limitation, all negotiable collateral so delivered and the Senior Agent hereby acknowledges that it will hold all of such Possessory Collateral as agent on behalf of the Holders in order to perfect the Lien of the Holders in such Possessory Collateral. The Senior Agent's sole role as agent on behalf of the Holders in accordance with this Section
   11.16 shall be to hold any such Possessory Collateral on behalf of the Holders and deliver the same to the Holders (or any agent of the Holders designated in writing to the Senior Agent) upon payment in full of the Senior Debt and the termination of the Credit Agreement but subject to its right to release such Collateral pursuant to the Credit Agreement and this
   Section 11.16. Notwithstanding anything herein to the contrary, the Senior Agent's obligation to hold Possessory Collateral on behalf of the Holders shall extend only to that Possessory Collateral which the Senior Agent holds on its own behalf, and the Senior Agent shall have no liability to the Holders for its failure to hold any Possessory Collateral.

        (r) Any collateral document executed in connection with this Agreement to secure the Subordinated Debt shall expressly state that any lien or security interest evidenced by or referenced in such collateral document is subordinated to the Liens of the Senior Agent in accordance with this Section 11.16.

        (s) Other than as set forth in the Credit Agreement, no UCC statement, mortgage or similar document of record shall be filed in any recording office or similar location with respect to the Liens of the Holders unless and until a UCC statement, mortgage or similar document of record has been filed in such office or location with respect to the Liens and security interests of the Senior Agent and the Senior Debtholders. Each UCC or other recording document filed with respect to the Liens of the Holders shall contain a description of collateral that is no broader than any description filed on behalf of the Senior Agent and the Senior Debtholders.

        (t) Other than as set forth in the Credit Agreement, prior to the filing of any UCC statement, mortgage or similar document of record in any recording office or similar location, an appropriate UCC termination statement or release for such filing in recordable form shall be delivered to the Senior Agent to be held in trust and filed in connection with the Senior Debtholders' rights under this Section 11.16. Upon payment in full of the Senior Debt and termination of any commitment to extend Senior Debt, the Senior Agent shall return such UCC termination statements or releases (if not filed) to the Holders.

        (u) If the Holders obtain any interest in Collateral contrary to any provision of this Section 11.16, such interest shall be deemed null and void.

        SECTION 11.17. Entire Agreement. This Agreement, together with the Securities, the Warrant Agreement and the schedules and exhibits hereto and thereto is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding, written or verbal, of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement together with the Securities and the Warrant Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]


        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                 LADISH CO., INC.



                                 By: /s/ Wayne E. Larsen
                                    Name:  Wayne E. Larsen
                                    Title: Secretary

                                 Notice Address:

                                 5481 South Packard Avenue
                                 Cudahy, Wisconsin  53110
                                 Attention:  Wayne E. Larsen
                                 Telephone:  414-747-2935
                                 Facsimile:  414-747-2890



                                 GRACE BROTHERS, LTD.



                                 By: /s/ Bradford T. Whitmore
                                    Name: Bradford T. Whitmore
                                    Title:

                                 Notice Address:

                                 1560 Sherman Avenue
                                 Suite 900
                                 Evanston, Illinois  60201
                                 Attention:  Brad Whitmore
                                 Telephone:  708-733-1230
                                 Facsimile:  708-733-0339


                                       (signature page to Purchase Agreement)


                                 ING EQUITY PARTNERS, L.P. I

                                 By:  Lexington Partners, L.P.,
                                        its General Partner

                                 By:  Lexington Partners, Inc.,
                                        its General Partner



                                 By:  /s/ Gregory P. Flynn
                                    Name: Gregory P. Flynn
                                    Title:

                                 Notice Address:

                                 135 East 57th Street
                                 16th Floor
                                 New York, New York  10022
                                 Attention:  Gregory P. Flynn
                                 Telephone:  212-446-1533
                                 Facsimile:  212-750-2790

                                 STATE STREET RESEARCH
                                 HIGH INCOME FUND

                                 By:  /s/ Scott B. Richards
                                    Name:  Scott B. Richards

                                 STATE STREET RESEARCH MANAGED ASSETS

                                 By:  /s/ Scott B. Richards
                                    Name:  Scott B. Richards

                                 FRANKLIN PRINCIPLE MATURITY TRUST

                                 By:  /s/ Chauncey Lufkin
                                    Name:  Chauncey Lufkin

                                 SALOMON BROTHERS INC.

                                 By:  /s/ Robert Okun
                                    Name:  Robert Okun

                                 WYNNEFIELD PARTNERS


                                 By:  /s/ Nelson Obus
                                    Name:  Nelson Obus

                                 C.C. PARTNERS, LTD.

                                 By:  /s/ Cromwell Coulson
                                    Name:  Cromwell Coulson

                                 EBI INDEMNITY COMPANY

                                 By:  /s/ Robert T. Claiborne
                                    Name:  Robert T. Claiborne

                                 SECURITY REINSURANCE COMPANY

                                 By:  /s/ Robert T. Claiborne
                                    Name:  Robert T. Claiborne

                                 GUARANTY NATIONAL INSURANCE COMPANY

                                 By:  /s/ Raymond J. Schuyler
                                    Name:  Raymond J. Schuyler

                                 CANYON PARTNERS INCORPORATED

                                 By:  /s/ Mitchell R. Julis
                                    Name:  Mitchell R. Julis

                                 NEW GENERATION LIMITED PARTNERSHIP

                                 By:  /s/ George Putnam
                                    Name:  George Putnam

                                 NEW GENERATION INSTITUTIONAL LIMITED
                                 PARTNERSHIP

                                 By:  /s/ George Putnam
                                    Name:  George Putnam

                                 CARUCCI FAMILY PARTNERS

                                 By: /s/ Walter P. Carucci
                                    Name:  Walter P. Carucci

                                 PRUDENTIAL SECURITIES

                                 By: /s/ David W. Schwartz
                                    Name:  David W. Schwartz

                                 MORGAN STANLEY & CO.

                                 By: /s/ Barry Bergman
                                    Name:  Barry Bergman


                                 /s/ Marcus Lane

                                 /s/ Jay Zidell

                                 /s/ Joel T. Leonard

                                 /s/ Charles F. Nichols

                                 /s/ Chester Sobol

                                 /s/ Robert J. Noel

                                 /s/ Lawrence Hammond

                                                                   SCHEDULE I

    Purchasers             Securities                      Purchase Amount

    Grace Brothers Ltd.    Note in principal amount of      $3,435,088
                           $9,330,866

                           Warrant to purchase 17,175,440
                           shares of Common Stock

    ING Equity             Note in principal amount of      $3,435,088
     Partners L.P. I       $9,330,866

                           Warrant to purchase 17,174,440
                           shares of Common Stock

    State Street Research  Note in principal amount of        $181,135
    High Income Fund       $9,330,866

                           Warrant to purchase 905,675
                           shares of Common Stock

    State Street Research  Note in principal amount of         $18,114
    Managed Assets         $9,330,866

                           Warrant to purchase 90,750
                           shares of Common Stock

    Franklin Principle     Note in principal amount of        $895,315
    Maturity Trust         $9,330,866

                           Warrant to purchase 4,476,575
                           shares of Common Stock

    Salomon Brothers Inc   Note in principal amount of        $433,330
                           $9,330,866

                           Warrant to purchase 2,166,650
                           shares of Common Stock

    Wynnefield Partners    Note in principal amount of         $72,280
                           $9,330,866

                           Warrant to purchase 361,400
                           shares of Common Stock

    C.C. Partners, Ltd.    Note in principal amount of         $54,340
                           $9,330,866

                           Warrant to purchase 271,700
                           shares of Common Stock

    EBI Indemnity Company  Note in principal amount of         $27,170
                           $9,330,866

                           Warrant to purchase 135,850
                           shares of Common Stock

    Security Reinsurance   Note in principal amount of         $63,397
    Company                $9,330,866

                           Warrant to purchase 316,985
                           shares of Common Stock

    Guaranty National      Note in principal amount of         $90,567
    Insurance Company      $9,330,866

                           Warrant to purchase 452,835
                           shares of Common Stock

    Canyon Partners        Note in principal amount of        $110,000
    Incorporated           $9,330,866

                           Warrant to purchase 550,000
                           shares of Common Stock

    New Generation         Note in principal amount of         $38,491
    Limited Partnership    $9,330,866

                           Warrant to purchase 192,455
                           shares of Common Stock

    New Generation         Note in principal amount of          $6,793
    Institutional Limited  $9,330,866
    Partnership
                           Warrant to purchase 33,965
                           shares of Common Stock

    Carucci Family         Note in principal amount of         $67,576
    Partners               $9,330,866

                           Warrant to purchase 337,880
                           shares of Common Stock

    Prudential Securities  Note in principal amount of        $315,244
                           $9,330,866

                           Warrant to purchase 1,576,220
                           shares of Common Stock

    Morgan Stanley & Co.   Note in principal amount of         $41,800
                           $9,330,866

                           Warrant to purchase 209,000
                           shares of Common Stock

    Marcus Lane            Note in principal amount of          $4,529
                           $9,330,866

                           Warrant to purchase 22,645
                           shares of Common Stock

    Jay Zidell             Note in principal amount of          $6,966
                           $9,330,866

                           Warrant to purchase 34,830
                           shares of Common Stock

    Joel T. Leonard        Note in principal amount of         $13,933
                           $9,330,866

                           Warrant to purchase 69,665
                           shares of Common Stock

    Charles F. Nichols     Note in principal amount of         $17,416
                           $9,330,866

                           Warrant to purchase 87,080
                           shares of Common Stock